As filed with the Securities and Exchange Commission on October 20, 2006
                                                     Registration No. 333-136254



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM SB-2/A
                                Amendment No. 1
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933



                              PARK CITY GROUP, INC.
          ------------------------------------------------------------
          (Exact name of Small Business Issuer as specified in charter)

           Nevada                      (7374)                  37-1454128
----------------------------   -------------------------    ----------------
(State or Other Jurisdiction      (Primary Standard         (I.R.S. Employer
    of Incorporation           Industrial Classification      Identification
    or Organization)                  Code Number                 Number)

                                 333 Main Street
                              Park City, Utah 84060
                                 (435) 649-2221
          (Address and telephone number of principal executive office)

                                Randall K. Fields
                             Chief Executive Officer
                                 333 Main Street
                              Park City, Utah 84060
                                 (435) 649-2221
            --------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 with copies to:

                             A.O. Headman, Jr., Esq. Cohne, Rappaport & Segal
                        257 East 200 South, Seventh Floor
                                 (801) 532-2666
                           Salt Lake City, Utah 84111

Approximate date of commencement of As soon as practicable after this proposed sale to the public: Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                            CALCULATION OF REGISTRATION FEE


                                                              Proposed       Proposed
                                                              Maximum        Maximum
Title of Each                             Amount              Offering       Aggregate           Amount of
Class of Securities                       Being               Price Per      Offering            Registration
Being Registered                          Registered (1)      Unit (2)       Price               Fee
----------------------------------------- ------------------- -------------- ------------------- --------------
Common Stock, $.01 par value (3)                   3,142,842   $3.50         $11,000,063         $1,178
----------------------------------------- ------------------- -------------- ------------------- --------------
Common Stock Underlying Warrants (4)                 816,837   $3.65         $ 2,858,937         $  306
========================================= =================== ============== =================== ==============
Total                                              3,959,679                 $13,859,000         $1,484
========================================= =================== ============== =================== ==============

(1) Includes shares of our common stock, par value $.01 per share which may be offered pursuant to this Registration Statement and shares issuable upon the exercise of warrants.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on June 20, 2006, which was $3.65 per share.
(3) Includes 1,818,149 shares of common stock owned by selling stockholders acquired in a private offering transaction which closed in June 2006 and 1,324,693 shares owned by one other selling stockholder.
(4) Includes shares of common stock issuable upon outstanding warrants. The warrants are exercisable at prices ranging from $2.00 to $3.65 with expiration dates ranging from August 16, 2007 to June 21, 2011.


         In accordance with Rule 416 of the Securities Act, this Registration also covers such indeterminate amount of additional shares of common stock as may be issuable upon the exercise of the warrants to prevent dilution as a result of stock splits, dividends and anti-dilution provisions of the warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                TABLE OF CONTENTS
                                                                        Page

Prospectus Summary                                                        2
Risk Factors                                                              4
Use of Proceeds                                                          12
Dilution                                                                 13
Market for Common Equity and Related Stockholder Matters                 13
Management's Discussion and Analysis                                     14
Business of Park City Group, Inc.                                        20
Description of Property                                                  25
Legal Proceedings                                                        25
Management                                                               25
Management Compensation                                                  28
Security Ownership of Certain Beneficial Owners and Management           31
Description of Securities                                                32
Commission's Position on Indemnification for Securities
  Act Liabilities                                                        33
Certain Relationships and Related Transactions                           34
Plan of Distribution                                                     34
Selling Security Holders                                                 36
Experts                                                                  39
Legal Matters                                                            40
Changes In and Disagreements With Accountants on Accounting
  and Financial Disclosure                                               40
Additional Information                                                   40
Financial Statements                                                    F-1

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and neither the selling security holders nor we are soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED OCTOBER 20, 2006


                                   PROSPECTUS

                              PARK CITY GROUP, INC.


                        3,959,714 SHARES OF COMMON STOCK

         This prospectus relates to the sale by the selling stockholders of up to 3,959,714 shares of our common stock, $.01 par value. The shares being registered consist of the following: up to 1,818,149 shares of common stock owned by selling stockholders who purchased such shares in a private offering that was completed in June 2006, 1,324,693 shares of common stock owned by Riverview Financial Corp, an affiliate of Randall K. Fields, our chief executive officer, and up to 816,837 shares of common stock underlying warrants to purchase common stock owned by selling shareholders. The warrants are exercisable at prices ranging from $2.00 to $3.65 with expiration dates ranging from August 16, 2007 to June 14, 2011.


         The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.


         Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is traded on the Over-The-Counter Bulletin Board under the symbol "PCYG". The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on October 18, 2006, was $3.40.


                             ----------------------

            INVESTING IN THESE SECURITIES INVOLVES SIGNIFICANT RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             ----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

                  The date of this prospectus is ________, 2006

                               PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making any investment decision, you should read the entire prospectus carefully, including the "risk factors" section, the financial statements, and the notes to the financial statements.

Overview

         Park City Group, Inc. ("Park City Group", "We", `Us", or the "Company") develops and markets patented and other proprietary computer software and profit optimization consulting services for the retail industry. Our products and services are designed to help our retail customers reduce their inventory and labor costs, the two largest controllable expenses in the retail industry. The technology was the foundation of the success of Mrs. Fields Cookies, also co-founded by our CEO, Randall Fields. Park City Group is headquartered in Park City, Utah and maintains a website at http://www.parkcitygroup.com.

Principal Products

Our primary products include the following:

         Fresh Market Manager ("FMM") is a suite of software applications primarily designed to manage perishable food department operations including bakery, deli, seafood, produce, dairy, frozen foods, meat, home meal replacement, and floral within supermarkets and convenience stores.

         ActionManager(TM) is a suite of software applications that addresses the second most important cost element facing today's retailers - labor. ActionManager(TM) addresses labor issues by forecasting labor demand and scheduling the right staff resources with the appropriate skills at the right time. Additionally, ActionManager(TM) automates workflow and replaces costly paper-based and manual processes with systems that substantially reduce time spent on administrative tasks, non-productive (non-selling) labor costs, and excess headcount in the retailer's corporate office. ActionManager(TM) applications provide an automated method for managers to plan, schedule, and administer virtually every time-consuming task in the store.

         Supply Chain Profit Link. Supply Chain Profit Link is a software application and consulting service that is designed to facilitate collaboration between suppliers and their retail customers. Supply Chain Profit Link increases the visibility of out-of-stocks and shrink (waste) for both the supplier and retailer enabling better category management practices.

Customers

         We have sold our products and/or provided services to a variety of customers in the U.S. and abroad. Included in our customer base are The Home Depot, Anheuser Busch Entertainment, Perdue, Monterey Mushrooms, Pacific Sunwear, Wawa and Tesco Lotus.

Common Stock


         Common stock outstanding                             8,931,234 shares

         Common Stock underlying all outstanding
         Options and Warrants *                                 976,792 shares

         Shares registered for selling stockholders           3,959,714 shares

         All shares reflect a 1-for-50 reverse stock split that was made effective August 11, 2006.


Common Stock Offered by Selling Stockholders


         A total of 3,959,679 shares of our common stock are being registered pursuant to the registration statement on Form SB-2 of which this prospectus is a part. A total of 1,818,149 of these share were issued to investors in a private offering that was completed in June 2006 (the "June 2006 Private Offering"). A total of 1,324,693 of these shares are owned by Riverview Financial Corp, an affiliate of Randall K. Fields our Chief Executive Officer. A total of 816,837 of these shares are issuable upon the exercise of currently outstanding warrants (the "Warrants"), including 181,818 shares underlying warrants issued to Taglich Brothers, Inc., the placement agent in the June 2006 Private Offering.


Use of Proceeds

         We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the Warrants to the extent the Warrants are exercised. Provided however, all of the Warrants have cashless exercise provision which could result in the issuance of shares of our common stock upon the exercise of the Warrants with out our receipt of cash. Any cash proceeds from the exercise of warrants will be used by the Company for general corporate purposes.

Over-the-Counter Bulletin Board Symbol


         Our common stock is traded in the over the counter market and is quoted on the Over-the-Counter Bulletin Board (OTCBB). Our trading symbol is PCYG.


June 2006 Private Offering


         In June 2006, we completed the sale of 1,818,149 shares of our common stock to 100 accredited investors (the "Investors"), all of whom are included in the selling stockholders group. In connection with our sale of common stock, we entered into a Securities Purchase Agreement with each investor. The Securities Purchase Agreement contained provision that requires us to register all of the shares sold in the June 2006 private Offering. The shares of common stock sold in the June 2006 private Offering were sold at a price of $2.75 per share. We received a total of $5,000,000 of gross proceeds in the offering. In connection with the June 2006 Private Offering, we hired Taglich Brothers, Inc. as our placement agent. We paid Taglich Brothers, Inc. a cash placement fee of 8% of the total offering proceeds or $400,000. As additional compensation, we issued Taglich Brothers, Inc. a warrant to purchase 181,818 shares of our common stock (1 shares for every 10 shares sold in the offering) at a price of $3.65 per share and registration rights provisions with each of the Investors. We have included all 1,818,149 shares of common stock issued to these investors in this registration as well as all 181,818 shares issuable upon the exercise of the Taglich Brothers warrant.


Offices

         Our principal place of business is 333 Main Street, Park City, Utah 84060, telephone (435) 649-2221, fax (435) 645-2110, or e-mail at
randy@parkcitygroup.com. Our website is parkcitygroup.com. Park City Group and its officers, directors, and significant shareholders, file reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

                                  RISK FACTORS

An investment in Park City Group has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results, and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

                          Risks Related To the Company

We have incurred losses in the past and there can be no assurance that we will operate at a profit in the future. Continued losses could result in a reduction of operations and could have a detrimental effect on the long-term capital appreciation of our stock.

         Our marketing strategy emphasizes sales activities for the Fresh Market Manager, ActionManager(TM), and Supply Chain Profit Link applications to Supermarkets, Convenience Stores, Specialty Retail, Financial Services, and Food Manufacturers. If this marketing strategy fails, revenues and operations will be negatively affected. A reduction in revenues will result in increases in operational losses.


         For the years ended June 30, 2006 and 2005, we had net income of $1,393,597 and a net loss of $3,408,037, respectively. There can be no assurance that we will operate at a profit during future fiscal years. If we do not operate profitably in the future our current cash resources will be used to fund our operating losses. If this were to continue, in order to continue with our operations, we would need to raise additional capital. Continued losses would have an adverse effect on the long term value of our common stock and your investment in the Company. We cannot give any assurance that we will ever generate significant revenue or have sustainable profits.


Our liquidity and capital requirements will be difficult to predict, which may adversely affect our cash position in the future.

         We have recently completed the sale of shares of our common stock from which we received gross offering proceeds of $5,000,000. We anticipate that we will have adequate cash resources to fund our operations for at least the next 12 months. Thereafter, our liquidity and capital requirements will depend upon numerous other factors, including the following:

         o The extent to which our products and services gain market acceptance;
         o  The progress and scope of product evaluations;
         o The timing and costs of acquisitions and product and services introductions;
         o  The extent of our ongoing research and development programs; and
         o  The costs of developing marketing and distribution capabilities.

         If in the future, we are required to seek additional financing in order to fund our operations and carry out our business plan, there can be no assurance that such financing will be available on acceptable terms, or at all, and there can be no assurance that any such arrangement, if required or otherwise sought, would be available on terms deemed to be commercially acceptable and in our best interests.

Operating results may fluctuate, which makes it difficult to predict future performance.

         Management expects a portion of the Company's revenue stream to come from license sales, maintenance and services charged to new customers, which will fluctuate in amounts because software sales to retailers are difficult to predict. In addition, the Company may potentially experience significant fluctuations in future operating results caused by a variety of factors, many of which are outside of its control, including:

         o  Demand for and market acceptance of new products;
         o Introduction or enhancement of products and services by the Company or its competitors;
         o  Capacity utilization;
         o  Technical difficulties, system downtime;
         o  Fluctuations in data communications and telecommunications costs;
         o  Maintenance subscriber retention;
         o  The timing and magnitude of capital expenditures and requirements;
         o Costs relating to the expansion or upgrading of operations, facilities, and infrastructure;
         o  Changes in pricing policies and those of competitors;
         o  Changes in regulatory laws and policies, and;
         o General economic conditions, particularly those related to the information technology industry.

         Because of the foregoing factors, future operating results may fluctuate. As a result of such fluctuations, it will be difficult to predict operating results. Period-to-period comparisons of operating results are not necessarily meaningful and should not be relied upon as an indicator of future performance. In addition, a relatively large portion of our expenses will be fixed in the short-term, particularly with respect to facilities and personnel. Therefore, future operating results will be particularly sensitive to fluctuations in revenues because of these and other short-term fixed costs.

We will need to effectively manage our growth in order to achieve and sustain profitability. Our failure to manage growth effectively could reduce our sales growth and result in continued net losses.

         To commence profitable operations on a fiscal year basis, we must have significant growth in our revenues from the sale of our products and services. If we are able to achieve significant growth in our future sales and to expand the scope of our operations, and our management, financial, and other capabilities, our existing procedures and controls could be strained. We cannot be certain that our existing or any additional capabilities, procedures, systems, or controls will be adequate to support our operations. We may not be able to design, implement, or improve our capabilities, procedures, systems, or controls in a timely and cost-effective manner. Failure to implement, improve and expand our capabilities, procedures, systems, and controls in an efficient and timely manner could reduce our sales growth and result in continued net losses.

Our officers and directors have significant control over us that may lead to conflicts with other stockholders over corporate governance.


         Our officers and directors, other than our Chief Executive Officer, control approximately 6.88% of our common stock. Our Chief Executive Officer, Randall K. Fields, individually, controls 48.51% of our common stock.

Consequently, Mr. Fields, individually, and our officers and directors, as stockholders acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and significant corporate transactions, such as mergers or other business combination transactions.


Our corporate charter contains authorized, unissued "blank check" preferred stock that can be issued without stockholder approval with the effect of diluting then current stockholder interests.

         Our certificate of incorporation currently authorizes the issuance of up to 30,000,000 shares of "blank check" preferred stock with designations, rights, and preferences as may be determined from time to time by our board of directors. Our board of directors is empowered, without stockholder approval, to issue one or more additional series of preferred stock with dividend, liquidation, conversion, voting, or other rights that could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying, or preventing a change in control.

Because we have never paid dividends, you should exercise caution before making an investment in our common stock.

         We have never paid dividends nor do we anticipate the declaration or payments of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Our Board of Directors will determine future dividend policy at their sole discretion and future dividends will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Future dividends may also be affected by covenants contained in loan or other financing documents, which may be executed by us in the future. Therefore, there can be no assurance that dividends of any kind will ever be paid.

Our business is dependent upon the continued services of our founder and Chief Executive Officer, Randall K. Fields; should we lose the services of Mr. Fields, our operations will be negatively impacted.

         Our business is dependent upon the expertise of our founder and Chief Executive Officer, Randall K. Fields. Mr. Fields is essential to our operations. Accordingly, you must rely on Mr. Fields' management decisions that will continue to control our business affairs after the offering. We currently maintain key man insurance on Mr. Fields' life in the amount of $10,000,000; however, that coverage would be inadequate to compensate for the loss of his services. The loss of the services of Mr. Fields would have a materially adverse effect upon our business.

If we are unable to attract and retain qualified personnel, we may be unable to develop, retain or expand the staff necessary to support our operational business needs.

         Our current and future success depends on our ability to identify, attract, hire, train, retain and motivate various employees, including skilled software development, technical, managerial, sales, marketing and customer service personnel. Competition for such employees is intense and we may be unable to attract or retain such professionals. If we fail to attract and retain these professionals, our revenues and expansion plans will be negatively impacted.

Our officers and directors have limited liability and indemnification rights under our organizational documents, which may impact our results.

         Our officers and directors are required to exercise good faith and high integrity in the management of our affairs. Our certificate of incorporation and bylaws, however, provide, that the officers and directors shall have no liability to the stockholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. As a result, you may have a more limited right to action than you would have had if such a provision were not present. Our certificate of incorporation and bylaws also require us to indemnify our officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct our internal affairs, provided that the officers and directors reasonably believe such actions to be in, or not opposed to, our best interests, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

                            Business Operations Risks

If our marketing strategy fails, our revenues and operations will be negatively affected.

         We plan to concentrate our future sales efforts towards marketing our applications and services. These applications and services are designed to be highly flexible so that they can work in multiple retail and supplier environments such as grocery stores, convenience stores, quick service restaurants, and route-based delivery environments. There is no assurance that the public will accept our applications and services in proportion to our increased marketing of this product line. We may face significant competition that may negatively affect demand for our applications and services, including the public's preference for our competitors' new product releases or updates over our releases or updates. If our applications and services marketing strategy fails, we will need to refocus our marketing strategy to our other product offerings, which could lead to increased marketing costs, delayed revenue streams, and otherwise negatively affect our operations.

Because we are changing the emphasis of our sales activities from an annual license fee structure to a monthly fee structure, our revenues may be negatively affected.

         Historically, we offered our applications and related maintenance contracts to new customers on a one-time up front license strategy and provided an option for annually renewing their maintenance agreements. Because our one-time licensing fee approach was subject to inconsistent and unpredictable revenues, we now offer prospective customers an option for monthly licensing of these products. Our customers may now choose to acquire the software in an Application Solution Provider basis, resulting in monthly charges for use of our software products and maintenance fees. Our conversion from a one-time licensing strategy to monthly-based fees is subject to the following risks:

         o  Our customers may prefer one-time fees rather than monthly fees;

         o Because public awareness pertaining to our Application Solution Provider services will be delayed until we begin our marketing campaign to promote those services, our revenues may decrease over the short term; and

         o There maybe a threshold level (number of locations) at which the monthly based fee structure may not be economical to the customer, and a request to convert from monthly fees to annual fee could occur.

We face competition from competing and emerging technologies that may affect our profitability. The markets for our type of software products and that of our competitors are characterized by:

         o Development of new software, software solutions, or enhancements that are subject to constant change;

         o  Rapidly evolving technological change; and

         o  Unanticipated changes in customer needs.

         Because these markets are subject to such rapid change, the life cycle of our products is difficult to predict; accordingly, we are subject to the following risks:

         o Whether or how we will respond to technological changes in a timely or cost-effective manner;

         o Whether the products or technologies developed by our competitors will render our products and services obsolete or shorten the life cycle of our products and services; and

         o  Whether our products and services will achieve market acceptance.

If we are unable to adapt to our constantly changing markets and to continue to develop new products and technologies to meet our customers' needs, our revenues and profitability will be negatively affected.

         Our future revenues are dependent upon the successful and timely development and licensing of new and enhanced versions of our products and potential product offerings suitable to our customer's needs. If we fail to successfully upgrade existing products and develop new products, and those new products do not achieve market acceptance, our revenues will be negatively impacted.

Our business is currently dependent upon a limited customer base; should we lose any of these customer accounts, our revenues will be negatively impacted.

         We expect that existing customers will continue to account for a substantial portion of total revenues in future reporting periods. The ability to retain existing customers and to attract new customers will depend on a variety of factors, including the relative success of marketing strategies and the performance, quality, features, and price of current and future products. Accordingly, if customer accounts are lost or customer orders decrease, revenues and operating results will be negatively impacted. We have experienced the loss of long term maintenance customers because the product is so reliable they do not want to continue to pay for maintenance that they do not need or use, and in some cases, the customer has decided to replace Park City Group applications. We continue to focus on these long term clients by providing new functionality and applications to meet their business needs. We also expect to lose some maintenance revenue due to consolidation of industries or customer operational difficulties that lead to their reduction of size. In addition, future revenues will be negatively impacted if we fail to add new customers that will make additional purchases of our products and services.

We may be unable to expand our now limited customer base.

         We must increase our customer base to expand our operations and increase our revenues. Our future customer base is dependent upon the Company generating sufficient new customer accounts. If we fail to generate sufficient new customer accounts, our revenues will not expand and may decline, which will negatively impact our operations and financial condition. Additionally, the retail industry may be facing consolidation which could lead to a reduced prospective customer base from which to transact business.

We face risks associated with proprietary protection of our software.

         Our success depends on our ability to develop and protect existing and new proprietary technology and intellectual property rights. We seek to protect our software, documentation and other written materials primarily through a combination of patents, trademarks, and copyright laws, trade secret laws, confidentiality procedures and contractual provisions. While we have attempted to safeguard and maintain our proprietary rights, there are no assurances there we will be successful in doing so. Our competitors may independently develop or patent technologies that are substantially equivalent or superior to ours.

         Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. In some types of situations, we may rely in part on "shrink wrap" or "point and click" licenses that are not signed by the end user and, therefore, may be unenforceable under the laws of certain jurisdictions. Policing unauthorized use of our products is difficult. While we are unable to determine the extent to which piracy of our software exists, software piracy can be expected to be a persistent problem, particularly in foreign countries where the laws may not protect proprietary rights as fully as the United States. We can offer no assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not reverse engineer or independently develop similar technology.

We incorporate a number of third party software providers' licensed technologies into our products, the loss of which could prevent sales of our products or increase our costs due to more costly substitute products.

         We license technologies from third party software providers and such technologies are incorporated into our products. We anticipate that we will continue to license technologies from third parties in the future. The loss of these technologies or other third-party technologies could prevent sales of our products and increase our costs until substitute technologies, if available, are developed or identified, licensed and successfully integrated into our products. Even if substitute technologies are available, there can be no guarantee that we will be able to license these technologies on commercially reasonable terms, if at all.

We may discover software errors in our products that may result in a loss of revenues or injury to our reputation.

         Non-conformities or bugs ("errors") may be found from time to time in our existing, new or enhanced products after commencement of commercial shipments, resulting in loss of revenues or injury to our reputation. In the past, we have discovered errors in our products and as a result, have experienced delays in the shipment of products. Errors in our products may be caused by defects in third-party software incorporated into our products. If so, we may not be able to fix these defects without the cooperation of these software providers. Since these defects may not be as significant to the software provider as they are to us, we may not receive the rapid cooperation that may be required. We may not have the contractual right to access the source code of third-party software and, even if we do have access to the source code, we may not be able to fix the defect. Since our customers use our products for critical business applications, any errors, defects or other performance problems could result in damage to our customers' business. These customers could seek significant compensation from us for their losses. Even if unsuccessful, a product liability claim brought against us would likely be time consuming and costly.

Some competitors are larger and have greater financial and operational resources that may give them an advantage in the market.

         Many of our competitors are larger and have greater financial and operational resources. This may allow them to offer better pricing terms to customers in the industry, which could result in a loss of potential or current customers or could force us to lower prices. Any of these actions could have a significant effect on revenues. In addition, the competitors may have the ability to devote more financial and operational resources to the development of new technologies that provide improved operating functionality and features to their product and service offerings. If successful, their development efforts could render our product and service offerings less desirable to customers, again resulting in the loss of customers or a reduction in the price we can demand for our offerings.


                       Risks Relating To Our Common Stock

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

         Companies trading on the OTC Bulletin Board, like us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in our reports under Section 13 to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely and adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in our securities is limited, which makes transactions in our stock cumbersome and may reduce the value of an investment in our stock.

         The Securities and Exchange Commission has adopted Rule 15g-9, which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

         o that a broker or dealer approve a person's account for transactions in penny stocks; and

         o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

         o obtain financial information and investment experience objectives of the person; and

         o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

         The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

         o sets forth the basis on which the broker or dealer made the suitability determination; and

         o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

         Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

         Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities, and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

The limited public market for our securities may adversely affect your ability to liquidate your investment

         Although our common stock is currently quoted on the OTC Bulletin Board (OTCBB), there is limited trading activity. We can give no assurance that an active market will develop, or if developed, that it will be sustained. If you acquire shares of our common stock, you may not be able to liquidate your investment in such shares should you need or desire to do so.

Future issuances of our shares may lead to future dilution in the value of our common stock, and will lead to a reduction in shareholder voting power, and preventing a change in Company control.

         The shares may be substantially diluted due to the following:

         o Issuance of common stock in connection with funding agreements with third parties and future issuances of common and preferred stock by the Board of Directors; and

         o The Board of Directors has the power to issue additional shares of common stock and preferred stock and the right to determine the voting, dividend, conversion, liquidation, preferences and other conditions of the shares without shareholder approval.

         Stock issuances may result in reduction of the book value or market price of outstanding shares of common stock. If we issue any additional shares of common or preferred stock, proportionate ownership of common stock and voting power will be reduced. Further, any new issuance of common or preferred shares may prevent a change in control or management.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and any prospectus supplement contain forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. In some cases, you can identify forward-looking statements by words such as "may," "should," "expect," "plan," "could," "anticipate," "intend," "believe," "estimate," "predict," "potential," "goal," "continue," or similar terminology.

         In addition, these forward-looking statements include, but are not limited to, statements regarding:

         o  implementing our business strategy;
         o  marketing and commercialization of our products;
         o  pricing for our products;
         o plans for future products and services and for enhancements of existing products and services;

         o  our intellectual property;
         o  our estimates of future revenue and profitability;
         o  our estimates or expectations of continued losses;
         o our expectations regarding future expenses, including research and development, sales and marketing, and general and administrative expenses;
         o our analysis of the market, market opportunities, and customer demand;
         o difficulty or inability to raise additional financing, if needed, on terms acceptable to us;
         o our estimates regarding our capital requirements and our needs for additional financing;
         o  attracting and retaining customers and employees;
         o  rapid technological changes in our industry and relevant markets;
         o  sources of revenue and anticipated revenue;
         o  plans for future acquisitions; and
         o  competition in our market.

         These statements are only predictions. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are not required to, and do not intend to, update any of the forward-looking statements after the date of this prospectus or to conform these statements to actual results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed in this prospectus might not occur. Actual results, levels of activity, performance, achievements, and events may vary significantly from those implied by the forward-looking statements. A description of risks that could cause our results to vary appears under the heading "Risk Factors" in the annual and quarterly reports incorporated by reference into this prospectus, and elsewhere in this prospectus.

         In this prospectus, we refer to information regarding our potential markets and other industry data. We believe that we have obtained this information from reliable sources that customarily are relied upon by companies in our industry, but we have not independently verified any of this information.

         Unless we are required to do so under either U.S. federal securities or other applicable laws, we do not intend to update or revise any forward-looking statements.

                                 USE OF PROCEEDS


         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. In addition, the holder's warrants to purchase 506,448 shares of common stock at a weighted average exercise price of $2.00 are also entitled to exercise their warrants on a cashless basis. In the event that any investor exercises its warrants on a cashless basis, then we will not receive any proceeds from the exercise of those warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.


                                    DILUTION

         We are not selling any common stock in this offering. As such, there is no dilution resulting from the Common Stock to be sold in this offering.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS


         Our common stock is quoted on the OTC "Bulletin Board" under the symbol "PCYG." During the last two years, there has been only limited trading in our common stock. The prices reported below reflect inter-dealer prices and are without adjustments for retail markups, markdowns, or commissions, and may not necessarily represent actual transactions.


                                                         High Bid     Low Bid
                                                       ------------ ------------
          Calendar Year Ended December 31, 2004


                                 First Quarter            $10.00        $1.50
                                 Second Quarter             8.50         3.50
                                 Third Quarter              4.50         2.50
                                 Fourth Quarter             4.50         2.00

          Calendar Year Ended December 31, 2005

                                 First Quarter             $4.00        $2.00
                                 Second Quarter             3.00         1.00
                                 Third Quarter              3.00         1.50
                                 Fourth Quarter             5.50         2.00

          Calendar Year Ended December 31, 2006

                                 First Quarter             $4.00        $2.00
                                 Second Quarter             5.50         2.00
                                 Third Quarter              5.00         2.10

All shares information reflects a 1-for-50 reverse stock split that was made effective August 11, 2006.


Holders of Common Equity


         Our Common Stock is issued in registered form and the following information is taken from the records of our transfer agent, Liberty Transfer Co. located in Huntington, NY. As of October 2 , 2006, we had 662 shareholders of record and 8,930,766 shares of common stock outstanding. This number of shareholders of record does not include an unknown number of persons who hold shares through brokers and dealers in street name and who are not listed on our shareholder records.


Dividends

         We have not declared any dividends on any class of our equity securities since incorporation and we do not anticipate that we will declare any dividends in the foreseeable future. Our present policy is to retain future earnings (if any) for use in our operations and the expansion of our business.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

         The following discussion of our financial condition and results of operations should be read in conjunction with our Financial Statements and Notes thereto, and the other financial information included elsewhere in this prospectus. This Management's Discussion and Analysis of Financial Condition and Results of Operations contain descriptions of our expectations regarding future trends affecting our business. The following discussion sets forth certain factors that we believe could cause actual results to differ materially from those contemplated by the forward-looking statements.

Overview


         Park City Group develops and markets computer software and profit optimization consulting services that help its retail customers to reduce their inventory and labor costs; the two largest controllable expenses in the retail industry, while increasing the customer's sales and gross margin. Our products, Fresh Market Manager, ActionManager(TM) and Supply Chain Profit Link are designed to address the needs of retailers in store operations management, manufacturing and both durable goods and perishable product management. Because the product concepts originated in the environment of actual multi-unit retail chain ownership, the products are strongly oriented to an operation's bottom line results. The products use a contemporary technology platform that is capable of supporting existing offerings and can also be expanded to support related products.


         We have experienced recent significant developments that we expect to have a positive impact on our company, although there is no assurance that the expected positive impact will take place. Recent developments include the following:

         o In March the Company signed new ActionManager license agreements with Kwik Trip, an existing customer, and RaceTrac Petroleum, Inc.

         o In March the Company signed an agreement to allow Oracle to use one of the company's patents.

Liquidity and Capital Resources


As of Year Ended June 30, 2006

         The Company had $3,517,060 in cash and cash equivalents at June 30, 2006 compared with $209,670 at June 30, 2005, an increase of $3,307,390. Working capital at June 30, 2006 was $2,534,297, compared to a working capital deficit of $4,994,269 at June 30, 2005. The increase in the working capital is principally attributable to sale of equity in the fourth quarter of 2006, the retirement of a current note payable in Q1, as well as the pay- off of the Company's lines of credit in the second half of the year.

         During the year ended June 30, 2006 the operations of the Company provided $725,134 of cash, compared to operations using $794,318 of cash in 2005.

         The Company continues to focus on developing strategic sales channels and aligning itself with partners who provide high margin, low operating costs, and developing symbiotic relationships that enhance the core focus of Park City Group. The primary focus has been and continues to be Large Grocery Chains, Medium Grocery Chains, Large C-Store Chains, Medium C-Store Chain, Specialty Retailers through Alliance Partners, Financial Services and Call Center operations, and Perishable and Non Perishable Product Manufacturers.

         In prior years, the Company has financed its operations through operating revenues, loans from directors, officers and stockholders, loans from the CEO and majority shareholder, and private placements of equity securities. The Company, through a private placement of equity reduced liabilities from $8,772,879 to $3,344,826, 2005 to 2006, respectively. In addition, the loans between said Company and its directors and CEO have been converted to stock. The Company has secured a $1.9 million revolving line of credit that in combination with a strict focus on cost control and increased revenue anticipation will provide a level of working capital necessary to satisfy its operating needs for fiscal 2007..


Results of Operations


Year Ended June 30, 2006, as Compared to Year Ended June 30, 2005

         During the year ended June 30, 2006, the Company had total revenues of $7,085,125 compared to $3,631,812 in 2005, a 95% increase. Software license sales were $3,626,821 and $479,615 for 2006 and 2005, respectively, a 656%
increase. This increase was primarily attributable to sale to a new customer for $3,000,000 in licenses in the first quarter of 2006. Maintenance and support revenues decreased by 2%. ASP revenues increased by 74% over 2005, primarily from the increase in ASP sales agreements to the manufacturing industry. Consulting revenue increased by 37% to $1,004,224 for 2006, compared to $735,522 for 2005. This increase is primarily attributable to consulting services associated with the large license sale in Q1.

         Deferred revenue was $648,686 and $883,425 at June 30, 2006 and 2005, respectively, a decrease of 27%.

         Total research and development expenditures were $292,191 and $1,019,411 for the years ended June 30, 2006 and 2005, respectively; a 71% decrease. This comparative decrease is attributable to the capitalization of software costs in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86. The Company capitalized $613,717 in labor and overhead costs for the Fiscal Year Ended, June 30, 2006 as a result of 1 new product development and two significant enhancements that reached feasibility during 2006. The Company anticipates this new product and 2 significant enhancements will be available for sale in the later part of FYE 2007

         Sales and marketing expenses were $1,375,794 and $1,337,318 for 2006 and 2005, respectively, an increase of 3%. During the current fiscal year the Company continued to develop several strategic sales channels that are headed up by commissioned alliance partners.

         General and administrative expenses were $1,518,092 and $2,055,940 for 2006 and 2005, respectively, a 26% decrease. This decrease was primarily from one time charges in the 2005. These charges include a bad debt write off of $307,500 from one customer for non payment and settlement of a legal issue that arose from the reverse acquisition with Amerinet.com and has been pending since 2002.

         Interest expense was $884,404 and $1,178,454 for 2006 and 2005, respectively, a 25% decrease. This decrease was primarily attributed to the retirement of a note payable with proceeds from operations and the conversion of the note payable with Riverview Financial into common stock . See Note 12 and 16.

         In accordance with generally accepted accounting principles (GAAP), earnings per share basic and diluted for the year ended, June 30, 2006 was $ .23 and $ .22 per share, respectively. NOTE: The Company believes providing some additional information on a non GAAP basis for earnings per share (EPS) that has significant benefit to the reader of this Form 10KSB. These GAAP results reflect a weighted average of 6 million shares for the fiscal year. As previously reported, Park City Group raised $5 million in a private placement of shares during the fourth quarter, and this placement had a significant impact on the weighted average share count for the year. At year end, Park City Group had 8.9 million shares outstanding. Excluding the effects a weighted average share count, Park City Group's earnings per share for the fiscal year 2006 was $0.16. Park City Group believes utilizing the full year share count provides a more meaningful view into the company's profitability at the per share level. This non-GAAP EPS amount is less than the GAAP basis EPS by $.07 and $.06 on a weighted average of shares, basic and dilutive, respectively.


Off-Balance Sheet Arrangements

         We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to investors.

Critical Accounting Policies

         This Management's Discussion and Analysis of Financial Condition and Results of Operations discuss the Company's Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States.

         We commenced operations in the software development and professional services business during 1990. The preparation of our financial statements requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and assumptions, including those related to inventory, deferred income tax assets, revenue recognition and restructuring initiatives. We anticipate that management will base its estimates and judgments on historical experience of the operations we may acquire and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         Management believes the following critical accounting policies, among others, will affect its more significant judgments and estimates used in the preparation of our Consolidated Financial Statements.

         Deferred Income Tax Assets. In determining the carrying value of the Company's net deferred income tax assets, the Company must assess the likelihood of sufficient future taxable income in certain tax jurisdictions, based on estimates and assumptions, to realize the benefit of these assets. If these estimates and assumptions change in the future, the Company may record a reduction in the valuation allowance, resulting in an income tax benefit in the Company's Statements of Operations. Management evaluates the realizability of the deferred income tax assets and assesses the valuation allowance quarterly.

         Goodwill and Other Long-Lived Asset Valuations. In June 2001, the FASB issued SFAS 141, "Business Combinations", and SFAS 142, "Goodwill and Other Intangible Assets", effective for fiscal years beginning after December 15, 2001 with early adoption permitted for companies with fiscal years beginning after March 15, 2001. We adopted the new rules on accounting for goodwill and other intangible assets during the fiscal year beginning July 1, 2002. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statements. Other intangible assets will continue to be amortized over their useful lives.

         Revenue Recognition. The Company's revenues are derived from the licensing of software, maintenance of software, professional consulting services and software hosting services. Revenue from the licensing of software is recognized at the time the software is shipped to the customer. The company also defers a portion of the software license fee equal to the cost of maintenance for the warranty period on all license sales that are either to a new customer or are a new product being sold to an existing customer. Customers who purchase additional licenses for software which they already have and for which they are paying maintenance, waive the warranty period. Revenue from maintenance of software, professional consulting services and software hosting services is recognized during the month the services are performed.

         Stock-Based Compensation. The Company accounts for its employee stock-based compensation plans using the intrinsic value method, as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, the Company records deferred compensation costs related to its employee stock options when the current market price of the underlying stock exceeds the exercise price of each stock option on the measurement date (usually the date of grant). The Company records and measures deferred compensation for stock options granted to non-employees, other than members of the Company's Board of Directors, using the fair value based method. Deferred compensation is expensed on a straight-line basis over the vesting period of the related stock option. During 2005 and 2004, the Company did not grant any stock options to employees or members of the Company's Board of Directors with exercise prices below the market price on the measurement date.

         An alternative method to the intrinsic value method of accounting for stock-based compensation is the fair value based method prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." If the Company used the fair value based method, the Company would be required to record deferred compensation based on the fair value of the stock option at the date of grant as computed using an option-pricing model, such as the Black-Scholes option pricing model. The deferred compensation calculated under the fair value based method would then be amortized over the vesting period of the stock option.


         Capitalization of Software Development Costs The Company accounts for research and development costs in accordance with several accounting pronouncements, including SFAS No. 2, Accounting for Research and Development Costs, and SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. SFAS No. 86 specifies that costs incurred internally in researching and developing a computer software product should be charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, all software costs should be capitalized until the product is available for general release to customers. Judgment is required in determining when technological feasibility of a product is established. We have determined that technological feasibility for our software products is reached shortly after a working prototype is complete and meets or exceeds design specifications including functions, features, and technical performance requirements. Costs incurred after technological feasibility is established have been and will continue to be capitalized until such time as when the product or enhancement is available for general release to customers.


Recent Accounting Pronouncements

         In December 2004, the FASB issued SFAS No. 123R (revised 2004) "Share-Based Payment." SFAS No. 123R requires employee stock-based compensation to be measured based on the grant-date fair value of the awards and the cost to be recognized over the period during which an employee is required to provide service in exchange for the award. The Statement eliminates the alternative use of Accounting Principles Board (APB) No. 25's intrinsic value method of accounting for awards, which is the company's accounting policy for stock options. See Note 1 to the Consolidated Financial Statements for the pro forma impact of compensation expense from stock options on net earnings and earnings per share. SFAS No. 123R is effective for the Company's fiscal year beginning July 1, 2006. The company will adopt the provisions of SFAS No. 123R on a prospective basis. The financial statement impact will be dependent on future stock-based awards and any unvested stock options outstanding at the date of adoption.

         In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Correction - a replacement of APB No. 20 and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.

         In March 2005, the FASB issued FASB Interpretation No. 47 (FIN 47) "Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143." This Interpretation clarifies that a conditional retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The liability should be recognized when incurred, generally upon acquisition, construction or development of the asset. FIN 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company is in the process of evaluating the impact of FIN 47 but does not expect the adoption to have a material impact on the financial statements.

Interest Rate Risk

         We currently have notes payable that accrue interest at a fixed rate. We do not anticipate that a substantial amount of our future debt and the associated interest expense will be subject to changes in the level of interest rates. Increases in interest rates would result in incremental interest expense.

Inflation

         We do not believe that inflation will negatively impact our business plans.



                        BUSINESS OF PARK CITY GROUP, INC.

General

         Park City Group develops and markets patented computer software and profit optimization consulting services that are intended to help its retail customers to reduce their inventory and labor costs; the two largest controllable expenses in the retail industry. The technology has its genesis in the operations of Mrs. Fields Cookies co-founded by Randall K. Fields, CEO of Park City Group, Inc. Industry leading customers such as The Home Depot, Anheuser Busch Entertainment, Perdue, Monterey Mushrooms, Pacific Sunwear, Wawa and Tesco Lotus benefit from the Company's software. Because the product concepts originated in the environment of actual multi-unit retail chain ownership, the products are strongly oriented to an operations' bottom line results.

         The Company was incorporated in the State of Delaware on December 8, 1964 as Infotec, Inc. From June 20, 1999 to approximately June 12, 2001, it was known as Amerinet Group.com, Inc. In 2001, the name was changed from Amerinet

Group.com to Fields Technologies, Inc. On June 13, 2001, the Company entered into a "Reorganization Agreement" with Randall K. Fields and Riverview Financial Corporation whereby it acquired substantially all of the outstanding stock of Park City Group, Inc., a Delaware corporation, which became a 98.67% owned subsidiary. Operations are conducted through this subsidiary which was incorporated in the State of Delaware in May 1990. The Company develops and licenses its software applications identified as "Fresh Market Manager", "Supply Chain Profit Link", and "ActionManager(TM)". The Company also provides implementation and profit optimization consulting services for its application products.

         On August 7, 2002, Fields Technologies, Inc., (OTCBB:FLDT) changed its name from Fields Technologies, Inc., to Park City Group, Inc., and reincorporated in Nevada. Therefore, both the parent-holding company (Nevada) and its operating subsidiary (Delaware) are named Park City Group, Inc. Park City Group, Inc. (Nevada) has no other business operations other than in connection with its subsidiary. In this Registration Statement when the terms "we", "Company" or "Park City Group" are used, it is referring to the Park City Group, Inc., a Delaware corporation, as well as to Fields Technologies, Inc., the Delaware corporation, which was reincorporated in Nevada under the name of the Park City Group, Inc. The stock trades under the symbol PKCY.

         The principal executive offices are located at 333 Main Street, P.O. Box 5000, Park City, Utah 84060. The telephone number is (435) 649-2221. The website address is http://www.parkcitygroup.com.

Supermarket

         The Supermarket industry is under increased competitive pressure from Value Retailers such as Wal-Mart, Costco, Target, and others. One of the strategies that traditional supermarkets are implementing is to increase the quantity and quality of their perishable offerings. Perishable departments, such as bakery, meat and seafood, dairy, and deli have historically been loosely managed but now have been forced to become a focus for profitability improvement. The Company's software and consulting are designed to address this specific business problem; increasing the profitability of perishable products.

Convenience Store

         For Convenience Stores, recent trends of contracting gasoline margins and declining tobacco sales increases the need for improved cost controls and better decision support. To magnify their issues, other industry segments such as value retailers and grocery stores are now cutting into the convenience store stronghold by offering gasoline. To offset declining gasoline profits, the C-Store industry is pushing into Fresh Food as an avenue of increased sales and profitability. Only the most progressive convenience store operations have automated systems to help store managers, leaving the majority of the operators without any technology to ease their administrative and operations burdens.

Supplier

         As stated above, Supermarkets and Convenience Stores are increasingly dependent upon perishable departments for increased profitability. Suppliers are increasingly being pressured by retailers to provide economic incentives or assistance. Park City Group has developed Supply Chain Profit link to enable suppliers to provide that assistance.

Specialty Retail

         Specialty Retailers are faced with a shrinking labor force and strong competition for qualified managers and staff. Managers are time-constrained due to increased labor and inventory demands, margins are increasingly tight, due to higher labor and lease expenses, and customer satisfaction demands are higher than ever before. Park City Group has developed a range of applications that enable managers in specialty retail to improve their labor scheduling efficiency and reduce their total paperwork and administrative workload.

Fresh Market Manager

         Addressing the inventory issues that plague today's retailers, Fresh Market Manager is a suite of software product applications designed to help manage perishable food departments including bakery, deli, seafood, produce, meat, home meal replacement, dairy, frozen food, and floral. Although the supermarket and convenience store industries have invested substantial sums on Point-of-Sale, scanning systems, etc., those systems are, almost without exception, limited to proving price look-up functions rather than decision support functions. These industries are a classic representation of "data rich" and "information poor". Park City Group is capitalizing on that environment to bring together information from disparate legacy applications and databases to provide an end-to-end integrated merchandising, production planning, demand forecasting and perpetual inventory system to address the industry's perishable department needs.

         Fresh Market Manager helps identify true cost of goods and provides accurate and actionable profitability data on a corporate, regional, store-by-store, and/or item-by-item basis. Fresh Market Manager also can produce hour-by-hour forecasts, production plans, perpetual inventory, and places/receives orders. Fresh Market Manager automates the majority of the planning, forecasting, ordering, and administrative functions associated with fresh merchandise or products.

ActionManager(TM)

         The second most important cost element typically facing today's retailers is labor. ActionManager(TM) addresses labor needs by providing a suite of solutions that forecast labor demand, schedules staff resources, and provides store managers with the necessary tools to keep labor costs under control while improving customer service, satisfaction and sales. Daily availability of this information can help a retailer to address issues more quickly.

         ActionManager applications provide an automated method for managers to plan, schedule, and administer many of the administrative tasks including new hire paperwork and time and attendance. In addition to automating most administrative processes, ActionManager provides the local manager with a "dashboard" view of the business. ActionManager also has extensive reporting capabilities for corporate, field, and store-level management to enable improved decision support.

Supply Chain Profit Link

         Supply Chain Profit Link (SCPL) allows suppliers an opportunity to work with their retail partners on optimizing profits, while reducing stock outs and minimizing shrink (or waste). SCPL is capable of providing daily or weekly store-by-store item level information to a supplier to facilitate decision support. SCPL allows suppliers opportunities to customize assortment plans, promotions, and pricing strategies on a store-by-store level.

Professional Services

         Park City Group's Professional Services offering include project management, technical implementation, and end-user training. In addition, Park City Group offers a variety of traditional consulting services configured to meet specific customer needs. Beyond these traditional services, Park City Group provides consulting, including merchandising and store operations, that is focused on the primary objective of helping customers to improve their profitability through the full use of the Company's products.

Sales and Marketing


         Through a focused and dedicated sales effort designed to address the requirements of each of its business, Park City Group believes its sales force is positioned to understand its customers' businesses, trends in the marketplace, competitive products and opportunities for new product development. The Company's deep industry knowledge enables it to take a consultative approach in working with its prospects and customers. Park City Group's sales personnel focus on selling its technology solutions to major customers, both domestically and internationally.


         To date, Park City Group's primary marketing objectives have been to increase awareness of Park City Group's technology solutions and generate sales leads. To this end, Park City Group attends industry trade shows, conducts direct marketing programs, publishes industry trade articles and white papers, participates in interviews, and selectively advertises in industry publications.

Customers

         Our customers include some of the most notable names in retailing, including: Schnuck's, Tesco-Lotus, Circle K Midwest, Home Depot, Wawa, Sheetz, Williams-Sonoma, and others.

Competition

         The market for Park City Group's products and services is very competitive. Park City Group believes the principal competitive factors include product quality, reliability, performance, price, vendor and product reputation, financial stability, features and functions, ease of use, quality of support and degree of integration effort required with other systems. While our competitors are often larger companies with larger sales forces and marketing budgets, we believe that our deep industry knowledge and the breadth and depth of our offerings give us a competitive advantage. Park City Group's ability to continually improve its products, processes and services, as well as its ability to develop new products, enables the Company to meet evolving customer requirements. Park City Group competes with companies such as Workbrain, Radient Systems, Kronos, Tomax, Capgemini, Electronic Data Systems, and others.

Product Development

         The products sold by the Company are subject to rapid and continual technological change. Products available from the Company, as well as from its competitors, have increasingly offered a wider range of features and capabilities. The Company believes that in order to compete effectively in its selected markets, it must provide compatible systems incorporating new technologies at competitive prices. In order to achieve this, the Company has made a substantial ongoing commitment to research and development. .

         Park City Group's product development strategy is focused on creating common technology elements that can be leveraged in applications across its core markets. The Company's software architecture is based on open platforms and is modular, thereby allowing it to be phased into a customer's operations. In order to remain competitive, Park City Group is currently designing, coding and testing a number of new products and developing expanded functionality of its current products.

Patents and Proprietary Rights


         The Company owns and controls 9 U.S., 8 U.S. trademarks and 37 U.S. copyrights relating to its software technology that are approved and issued. In addition, the Company has 3 patents currently pending. The Company has 14 international patents and patent applications pending. The patents referred to above are continuously reviewed and renewed as their expiration dates come due.


         Company policy is to seek patent protection for all developments, inventions and improvements that are patentable and have potential value to the Company and to protect its trade secrets other confidential and proprietary information. The Company intends to vigorously defend its intellectual property rights to the extent its resources permit.

         Future success may depend upon the strength of the Company's intellectual property. Although management believes that the scope of patents/patent applications are sufficiently broad to prevent competitors from introducing devices of similar novelty and design to compete with the Company's current products and that such patents and patent applications are or will be valid and enforceable, there are no assurances that if such patents are challenged, this belief will prove correct. The Company has, however, successfully defended one of these patents in two separate instances and as such, has some level of confidence in the Company's ability to maintain its patents. In addition, patent applications filed in foreign countries and patents granted in such countries are subject to laws, rules and procedures, which differ from those in the U.S. Patent protection in such countries may be different from patent protection provided by U.S. Laws and may not be as favorable.

         The Company is not aware of any patent infringement claims against it; however, there are no assurances that litigation to enforce patents issued to the Company, to protect proprietary information, or to defend against the Company's alleged infringement of the rights of others will not occur. Should any such litigation occur, the Company may incur significant litigation costs, the Company's resources may be diverted from other planned activities, and result in a materially adverse effect on the Company's operations and financial condition.

         The Company relies on a combination of patent, copyright, trademark, and other laws to protect its proprietary rights. There are no assurances that the Company's attempted compliance with patent, copyrights, trademark or other laws will adequately protect its proprietary rights or that there will be adequate remedies for any breach of our trade secrets. In addition, should the Company fail to adequately comply with laws pertaining to its proprietary protection, the Company may incur additional regulatory compliance costs.

Government Regulation and Approval

         Like all businesses, the Company is subject to numerous federal, state and local laws and regulations, including regulations relating to patent, copyright, and trademark law matters.

Cost of Compliance with Environmental Laws

         The Company currently has no costs associated with compliance with environmental regulations, and does not anticipate any future costs associated with environmental compliance; however, there can be no assurance that it will not incur such costs in the future.

Research and Development

         Total research and development expenditures were $292,191 and $1,019,411 for the years ended June 30, 2006 and 2005, respectively; a 71% decrease. This comparative decrease is attributable to the capitalization of software costs in accordance with Statement of Financial Accounting Standards
(SFAS) No. 86. The Company capitalized $613,717 in labor and overhead costs for the Fiscal Year Ended, June 30, 2006 as a result of 1 new product development and two significant enhancements that reached feasibility during 2006. The Company anticipates this new product and 2 significant enhancements will be available for sale in the later part of FYE 2007.


Reports to Security Holders

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, it files annual, quarterly and other reports and information with the Securities and Exchange Commission. You may read and copy these reports and other information at the Securities and Exchange Commission's public reference rooms in Washington, D.C. and Chicago, Illinois. The Company's filings are also available to the public from commercial document retrieval services and the Internet world wide website maintained by the Securities and Exchange Commission at www.sec.gov.

Employees

         As of June 30, 2006, the Company had 31 employees, including 10 software developers and programmers, 6 sales, marketing and account management employees, 10 software service and support employees and 5 accounting and administrative employees. During 2006 the Company hired 3 programmers and one Business Analyst in India. The company is planning to expand their Indian workforce to support their sales in Asia and to provide additional programming resources. All of these employees work for the Company on a full time basis. The employees are not represented by any labor union.


                             DESCRIPTION OF PROPERTY


         The principal place of business operations is 333 Main Street, Park City, Utah. The Company leases approximately 9,500 square feet at this location, consisting primarily of office and storage areas. The Company has currently given notice to landlord its anticipation to vacate on or about November 1, 2006.

         The company has entered into a lease at 3160 Pinebrook Drive, Park City, UT, 84098 and anticipates relocating to the new facility on or about November 1, 2006, possession to be determined by timing of build-out of the leasehold and land improvements. The Company will lease approximately 10,000 square feet for a period of 3 years, with an option to renew for additional 3 year increments.

The payment terms are based on a step-rate lease and are as follows:

         Period                 Annualized              Monthly
         Year 1                $ 137,250.00           $ 11,437.50
         Year 2                $ 141,367.50           $ 11,780.63
         Year 3                $ 145,608.53           $ 12,134.04

                                LEGAL PROCEEDINGS

         The Company has filed a lawsuit against Workbrain Corporation titled Park City Group, Inc. vs. Workbrain Corporation Case No. 2:06 cv 289, which is pending in the Federal District Court for the District of Utah. The Company claims that Workbrain Corporation is infringing upon its patent # 5,111,391. The Company will vigorously pursue this matter.

                                   MANAGEMENT

         The following table sets forth the name, address, age and position of each officer and director of the Company:


Name                       Age       Position - Committee
---------------------- ------------- -------------------------------------------
Randall K. Fields           59       Chief Executive Officer
                                     Chairman of the Board and Director
William Dunlavy             51       Chief Financial Officer/Secretary
Thomas W. Wilson            74       Director
Edward C. Dmytryk           60       Director


         Randall K. Fields has been the Chief Executive Officer, and Chairman of the Board of Directors since June, 2001. Mr. Fields founded Park City Group, Inc., a software development company based in Park City, Utah, in 1990 and has been its President, Chief Executive Officer, and Chairman of the Board since its inception in 1990. Mr. Fields has been responsible for the strategic direction of Park City Group, Inc. since its inception. Mr. Fields co-founded Mrs. Fields Cookies with his then wife, Debbi Fields. He served as Chairman of the Board of Mrs. Fields Cookies from 1978 to 1990. In the early 1970's Mr. Fields established a financial and economic consulting firm called Fields Investment Group. Mr. Fields received a Bachelor of Arts degree in 1968 and a Masters of Arts degree in 1970 from Stanford University, where he was Phi Beta Kappa, Danforth Fellow and National Science Foundation Fellow.

         William Dunlavy has been appointed CFO and Secretary as of August, 2004. Mr. Dunlavy joined Fresh Market Manager LLC in 1999 as its Chief Operating Officer and continued in the same capacity with the acquisition of Fresh Market Manager LLC in 2001. He has been responsible for the design of the business functionality in the Fresh Market Manager product in addition to his business operations activities for Park City Group. He was formerly the Chief Operating Officer at Mrs. Fields Cookies, Director of Operations at Golden Corral Family Restaurants, head of Fresh Foods at Harris Teeter, Inc. and head of Fresh Foods at Raley's and Bel Air Supermarkets. He has also served as a board member of the International Deli, Dairy, Bakery Association.

         Thomas W. Wilson, Jr. has been a director since August, 2001. From 1995 to 1999, Mr. Wilson was the Chairman of the Board Information Resources, Inc., a Chicago, Illinois-based provider of point-of-sale information based business solutions to the consumer packaged goods industry. From 1998 to 1999, Mr. Wilson was the Interim Chief Executive Officer of Information Resources, Inc. From 1966 to 1990, Mr. Wilson was employed in various capacities with McKinsey & Co., a management consulting company. In 1968, Mr. Wilson was elected a Partner of McKinsey and Co., and in 1972 he was elected a Senior Partner. Mr. Wilson received a Bachelor of Arts Degree from Dartmouth College and a Masters of Business Administration Degree from the Wharton School of the University of Pennsylvania.

         Edward C. Dmytryk has been a director since June, 2000. In October 2002, Mr. Dmytryk took on additional responsibilities as acting Chief Financial Officer and as such resigned from the Audit Committee. He served in this capacity until June 2003. Later in 2003, Mr. Dmytryk became the Chief Executive Officer of Safescript Pharmacies, Inc (SAFS) due to a request by the Safescript Pharmacies, Inc. Board of Directors to restructure the company during a liquidity crisis and a SEC investigation. He restructured the company and helped arranged the sale of assets to a group of interested investors. He remains the CEO due to the complications of the sale and the damage caused by hurricane Katrina in New Orleans where 3 operating pharmacies were located. Currently, Mr. Dmytryk is the CEO of RxPert, Inc., a Pharmacy company located in Ponte Vedra, Florida. Mr. Dmytryk graduated Summa Cum Laude from the Citadel, the Military College of South Carolina in 1968 with a Bachelor of Science Degree and was an Instructor Pilot in the United States Air Force.

         Our Executive Officers are elected by the Board on an annual basis and serve at the discretion of the Board.

Compliance with Section 16(a)

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file reports of beneficial ownership and changes in beneficial ownership of the Company's securities with the SEC on Forms 3 (Initial Statement of Beneficial Ownership), 4 (Statement of Changes of Beneficial Ownership of Securities) and 5 (Annual Statement of Beneficial Ownership of Securities). Directors, executive officers and beneficial owners of more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. The Company believes that, during the year ended December 31, 2004, the Reporting Persons met all applicable Section 16(a) filing requirements

Code of Ethics

         The company adopted their code of ethics by unanimous board of directors vote in our October 2005 Board Meeting and is included by reference herein in Item 27, Exhibits.

Committees of the Board of Directors

         Our board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below:

         Audit Committee. The audit committee provides assistance to the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent accountants and takes those actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee currently consists of Edward C. Dmytryk (Chairman) and Thomas W. Wilson Jr., each of whom is a non-management member of our board of directors. Edward C. Dmytryk is also our audit committee financial expert as currently defined under Securities and Exchange Commission rules. We believe that the composition of our audit committee meets the criteria for independence under, and the functioning of our audit committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Over-the-Counter Bulletin Board Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future audit committee requirements as they become applicable to us.

         Compensation Committee. The compensation committee determines our general compensation policies and the compensation provided to our directors and officers. The compensation committee also reviews and determines bonuses for our officers and other employees. In addition, the compensation committee reviews and determines equity-based compensation for our directors, officers, employees and consultants and administers our stock option plans and employee stock purchase plan. The current member of the compensation committee is Thomas W. Wilson Jr. (Chairman), and Edward C. Dmytryk, each of whom is a non-management member of our board of directors. We believe that the composition of our compensation committee meets the criteria for independence under, and the functioning of our compensation committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Over-the-Counter Bulletin Board Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future compensation committee requirements as they become applicable to us.

         Nominating and Corporate Governance Committee. The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning corporate governance matters. The current members of the nominating and governance committee are Randall K Fields (Chairman), and Edward C. Dmytryk. We believe that the composition of our nominating and governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of the Over-the-Counter Bulletin Board Stock Market and Securities and Exchange Commission rules and regulations. We intend to comply with future nominating and corporate governance committee requirements as they become applicable to us.

                             MANAGEMENT COMPENSATION

         The following table sets forth the aggregate cash compensation paid by the Company for services rendered during the last three years to the Company's Chief Executive Officer and to the Company's most highly compensated executive officers other than the CEO, whose annual salary and bonus exceeded $100,000:

                                                           SUMMARY COMPENSATION TABLE

                                                      Annual Compensation                       Long-Term Compensation Awards
                                        ----------------------------------------------- --------------------------------------------
                                                                                         Restricted        Securities      LTIP
                                Year/                                  Other Annual     Stock Awards      Underlying      Payouts
 Name and Principal Position   Period     Salary ($)     Bonus ($)   Compensation ($)        ($)       Options/SARs (#)      ($)
------------------------------ -------- -------------- ------------- ------------------ -------------- ------------------ ----------
Randall K. Fields                 2006       279,167*             -         71,126 (1)         45,833                  -           -
Chairman and CEO                  2005       317,500*             -         61,037 (1)         50,000                  -           -
                                  2004       317,500*         4,377         46,760 (1)         50,000                  -           -

James Horton                      2006       243,750**            -              -                  -                              -
President and COO                 2005       270,833**            -              -                  -            416,823           -

William Dunlavy                   2006        197,625             -                (2)         22,500                              -
CFO                               2005        198,958             -              -                  -            338,601           -
                                  2004        100,000         4,377              -             50,000                  -           -

* A significant part of Mr. Fields compensation is paid to a management company wholly owned by Mr. Fields. Effective October 2002, Mr. Fields agreed to a voluntary reduction of cash compensation in exchange for restricted stock.

** Mr. Horton joined the company in September 2004 and resigned March 2006.

(1) These amounts include premiums paid on Life Insurance policies of $52,958, $46,622 and $27,614 for 2006, 2005 and 2004, respectively, Company car related expenses of $15,347, $13,003 and $14,880 for 2006, 2005 and 2004,
    respectively; and medical premiums of $2,821 and $1,412 for 2006 and 2005, respectively.

(2) 80,000 warrants were granted to Mr. Dunlavy effective June 30, 2006 incorporated by reference. See Exhibit 10.11.


Stock Options and Warrants Granted in the Last Fiscal Year

         The following table sets forth information on grants of options to purchase shares of our common stock in fiscal year 2006 to our officers and directors.

                                                                    Individual Grants
                                     --------------------------------------------------------------------------------
                                     Number of Securities     % of Total Options and
                                     Underlying Options and   Warrants Granted to      Exercise
                                     Warrants Granted         Employees in Fiscal      Price         Expiration Date
Name                                                          Year                     ($/Sh)(1)
------------------------------------ ------------------------ ------------------------ ------------- ----------------
William Dunlavy                            80,000                     86%                $3.25         06/30/2011
Edward Dmytryk                              6,667                      7%                $3.00         01/01/2008
Thomas Wilson                               6,667                      7%                $3.00         01/01/2008


(1) The exercise price was equal to 100% of the fair market value on the date of grant.

Aggregated Option and Warrant Exercises in Last Fiscal Year and Fiscal Year-end Option and Warrant Values

                                                                   Securities Underlying              Value of Unexercised
                             Shares Acquired on Value June    Unexercised Options and Warrant     In-the-Money Options at June
                                       30, 2006                      at June 30, 2006                       30, 2006
Name                        Exercise (#)    Realized ($)     Exercisable      Unexercisable     Exercisable     Unexercisable
----                        ------------    ------------     -----------      -------------     -----------     -------------
James Horton                      -            N/A              128,571             -                  N/A              -
Riverview Financial(1)            -            N/A              175,232             -           175,232.28              -
William Dunlavy                   -            N/A               10,000             -            15,000.00              -
William Dunlavy                   -            N/A                6,772             -                  N/A              -
William Dunlavy                   -            N/A               80,000             -                  N/A              -

(1) Riverview Financial is an affiliate of Mr. Fields.

Employment Agreement


         Park City Group has an employment agreement with its chief executive officer, Randall K. Fields, dated July 1, 2005 The compensation for Mr. Fields, under the terms of the agreement, provides for a portion of the compensation to be provided pursuant to an employment agreement and the balance to be provided pursuant to the terms of a services agreement between the Company and Fields Management, Inc., an executive management services provider, a company wholly owned by Mr. Fields. The term of the two agreements is five years ending June 30, 2008, with automatic one-year renewals. The combined agreements provide for:

         o An annual base compensation of $350,000. Effective October 2002, voluntary reduction of cash compensation, reduction paid in restricted stock,
         o  Use of a company vehicle,
         o Employee benefits that are generally provided to Park City Group, Inc. employees, and
         o A bonus to be determined annually by the Compensation Committee of the Board of Directors.

         Park City Group had an employment agreement with its President and chief operating officer, James Horton, dated effective September 1, 2004. Mr. Horton resigned from the Company on March 31, 2006. This agreement provided Mr. Horton with the following compensation:

         o  An annual base compensation of $325,000,
         o An annual bonus based on the percent of his base pay that is equal to the revenue growth of the Company provided that the company's revenue grows at least 25% and that the pretax profits grow at an equal or greater percent, 1/2 of this bonus will be paid in cash and 1/2 will be paid in stock,
         o Employee benefits that are generally provided to Park City Group, Inc. employees, and
         o Stock options equal to 3 to 1 for each share of stock purchased at a cost of $3.50 or the current market price, which ever is higher, through September 30, 2005 with an exercise price of $3.50 or the current market price, which ever is higher,
         o Stock options equal to 2 to 1 for each share of stock purchased at a cost of $3.50 or the current market price, which ever is higher, $3.50 or the current market price, which ever is higher, there after.

         Park City Group has an employment agreement with its Chief Financial Officer, William Dunlavy, dated effective July 1, 2006. This agreement provides Mr. Dunlavy with the following compensation:

         o  An annual base compensation of $225,000,
         o Employee benefits that are generally provided to Park City Group, Inc. employees,
         o  Participation in Senior Executive Bonus Plan, and

         o Stock options equal to 2 to 1 for each share of stock purchased, with an exercise price of $3.50 or the current market price, which ever is higher.


Director Compensation

         The continuing outside directors, Edward C. Dmytryk, and Thomas W. Wilson, Jr., receive the following compensation:

         Annual cash compensation of $10,000 payable at the rate of $2,500 per quarter. The Company has the right to pay this amount in the form of shares of Company Stock.

         Annual options to purchase $20,000 of the Company restricted common stock at the market value of the shares on the date of the grant, which is to be the first day the stock market is open in January of each year.

401(k) Retirement Plan.

         The Company offers an employee benefit plan under Benefit Plan Section 401(k) of the Internal Revenue Code. Employees who have attained the age of 21 are immediately eligible to participate. The Company, at its discretion, matches 50% of the first 4% of each employee's contributions. No matching contribution has been made after September 30, 2002.

Indemnification for Securities Act Liabilities

         Nevada law authorizes, and the Company's Bylaws and Indemnity Agreements provide for, indemnification of the Company's directors and officers against claims, liabilities, amounts paid in settlement and expenses in a variety of circumstances. Indemnification for liabilities arising under the Act may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing or otherwise. However, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Stock Options and Warrants


         The Company has stock option plans that enable it to issue to officers, directors, consultants and employees nonqualified and incentive options to purchase common stock. At June 30, 2006, a total of 93,288 of such options were outstanding with exercise prices ranging from $1.50 to $7.00 per share.

         At June 30, 2006 a total of 896,837 warrants to purchase shares of common stock were outstanding. Of those warrants, 506,448 were issued in connection with certain debt financings; 128,571 were issued in connection with an equity investment by an officer; 181,818 were issued as a commission for placement of equity securities; and 80,000 were issued to an officer as additional compensation. These warrants have exercise prices ranging from $2.00 to $3.65 per share and expire between August 16, 2007 and June 30, 2011.


Compensation Committee Interlocks and Insider Participation

         No executive officers of the Company serve on the Compensation Committee (or in a like capacity) for the Company or any other entity.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

         The following table sets forth information regarding shares of our common stock beneficially owned as of June 26, 2006 by: (i) each of our officers and directors; (ii) all officers and directors as a group; and (iii) each person known by us to beneficially own five percent or more of the outstanding shares of our common stock.

                                             Common Stock       Common Stock
                                                Options       Purchase Warrant    Total Stock and
                                              Exercisable        Exercisable        Stock Based
          Name              Common Stock    Within 60 Days     Within 60 days      Holdings (1)      % Ownership (1)
-------------------------- --------------- ------------------ ------------------ ------------------ ------------------
Randall K. Fields                 487,206                  -                  -            487,206              5.46%
Riverview Financial,
Corp. (2)                       3,669,908                  -            175,232          3,845,140             43.05%
William Dunlavy                    35,542             16,772             80,000            132,314              1.49%

Edward C. Dmytryk                  27,973             24,167                  -             52,140                  *
Thomas W. Wilson                  200,204             24,167             75,847            300,218              3.37%

* Less than 1%

(1) For purposes of this table "beneficial ownership" is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, pursuant to which a person or group of persons is deemed to have "beneficial ownership" of any common shares that such person or group has the right to acquire within 60 days after August 1, 2006. For purposes of computing the percentage of outstanding common shares held by each person or group of persons named above, any shares that such person or group has the right to acquire within 60 days after August 1, 2006, are deemed outstanding but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person or group. As of October 2, 2006, there were 8,930,766 shares of our common stock issued and outstanding. There were also outstanding options, and warrants entitling the holders to purchase 407,185 shares of our common stock owned by officers and/or directors of Park City Group.
(2) Riverview Financial Corp is beneficially controlled by Randall K. Fields.
(3) These are the officers and directors of Park City Group.



                            DESCRIPTION OF SECURITIES


         We are authorized to issue up to 50,000,000 shares of common stock, $.01 par value and 30,000,000 shares of preferred stock, $.01 Par value. As of October 19, there were 8,930,766 shares of our common stock issued and outstanding and no shares of preferred stock issued or outstanding. The total shares outstanding reflect the results of a 1-for-50 reverse stock split made effective August 11, 2006. The following is a summary of the material rights and privileges of our common stock and preferred stock.


         Common Stock

         Subject to the rights of the holders of any preferred stock that may be outstanding, each holder of common stock on the applicable record date is entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore, and in the event of liquidation, to share pro rata in any distribution of our assets after payment, or providing for the payment, of liabilities and the liquidation preference of any outstanding preferred stock. Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities. Except as disclosed herein, there are no conversion rights or redemption or sinking fund provisions with respect to the common stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

         Preferred Stock

         Our Board of Directors is empowered, without approval of the stockholders, to cause shares of preferred stock to be issued in one or more series, with the numbers of shares of each series to be determined by the Board. The Board of Directors is also authorized to fix and determine variations in the designations, preferences, and special rights (including, without limitation, special voting rights, preferential rights to receive dividends or assets upon liquidation, rights of conversion into common stock or other securities, redemption provisions and sinking fund provisions) between the preferred stock or any series thereof and the common stock. The shares of preferred stock or any series thereof may have full or limited voting powers or be without voting powers.

         Although we have no present intent to issue shares of preferred stock, the issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holders to block such a transaction, or such issuance might facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some or a majority of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock.

Transfer Agent

         Our transfer agent is Liberty Transfer Co telephone (631) 385-1616.

Warrants


         We are registering 816,837 shares of common stock underlying warrants as part of this Prospectus. The warrants vary in exercise price from $2.00 to $3.65 and have terms expiring from August 16, 2007 to June 21, 2011. The number of shares and price at which the warrants are exercisable is subject to adjustment in certain events, such as mergers, reorganizations or stock splits, to prevent dilution. If one of these events occurs, the number of shares into which the warrants may be converted and the exercise price will be adjusted as needed to ensure that the warrant holder continues to have the right to receive a comparable number of shares or cash consideration as the holder would have received had the holder already exercised its warrant prior to the event. The warrants have no price protection features, and may not be redeemed by the Company.

     COMMISSION'S POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         We are a Nevada corporation. Our Certificate of Incorporation will provide to the fullest extent permitted under Section 78.138 of the Nevada Revised Statutes, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders' rights (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Our Bylaws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         The Company had a note payable to Riverview Financial Corporation (Riverview), in the principal amount of $3,296,406 at June 30, 2005 with accrued interest of $841,995. The chief executive of Riverview is also the chief executive of the Company. In June 2004, the Company issued 49,600 shares of common stock to Riverview to subordinate to the extended Whale Investments note. In March 2006 the note payable and accrued interest of $294,334 were converted to 1,324,693 shares of common stock. The remaining $981,149 of accrued interest was paid with cash proceeds from the note payable funding from a bank.

         Riverview has loaned the Company $345,000 under a note payable bearing interest at 18%. Payments are made monthly for interest only, with the principal due in December 2005. Riverview was issued 17,143 shares of common stock as an inducement to make the loan. The note was extended in June 2004 to December 2005 and again in January 2006 to December 2006. The loan was retired with cash proceeds form the note payable funding from a bank in March 2006.

         The Company's CEO has made loans to the Company through Riverview Financial Corp. a wholly owned entity, to cover short term cash needs pursuant to a line of credit promissory note payable. Repayments are made as funds are available, with an extended due date of June 15, 2007 and interest is at 12%. In February 2006, the line of credit the company had with Riverview was cancelled and reissued in the amount of $800,000. The reissued line of credit carries an interest rate of 12% with a fee for draws on the line. All other terms remained the same. There was no balance due under the line of credit at June 30, 2006.

         In December 2002 the Company obtained a $2,000,000 note payable funding from Whale Investment, Ltd. The note bears interest at 18%, payable monthly, and is due in December 2005, as extended. Whale Investment, Ltd. is controlled by an individual who was already a shareholder of the Company at the time of the loan. The extended note is due December 2005 and the Company paid to Whale Investments $40,000 in cash and 20,000 in common stock valued at $80,000 as consideration for the extension. The loan was retired with cash generated from operations in August 2005.


                              FINANCIAL STATEMENTS

         See the Condensed Consolidated Financial Statements beginning on page F-1, "Index to Consolidated Financial Statements."

                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their respective pledgees, donees, assignees, and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
         o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
         o an exchange distribution in accordance with the rules of the applicable exchange;
         o  privately-negotiated transactions;
         o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
         o  a combination of any such methods of sale; and
         o  any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, or Regulation S, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders or their respective pledgees, donees, transferees, or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers, or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

         The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

         The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholders defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees, or other successors in interest, may be required to make in respect of such liabilities.

         If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

                            SELLING SECURITY HOLDERS


         The Selling Stockholders include (i) 100 accredited investors who purchased 1,818,149 shares of our commons stock in a private placement transaction that closed in June 2006; (ii) 1,324,693 shares of our common stock issued to Riverview Financial Corporation, an affiliate of Randall K. Fields, our Chief Executive Officer as consideration for conversion of a note payable and accrued interest in the amount of $3,179,263 and $294,334, respectively as reported in the 10QSB March 31, 2006; (iii) 635,019 shares of our common stock underlying warrants owned by various warrant holders in accordance with piggy-back registration rights; and (iv) 181,818 shares of our common stock underlying warrants issued to Taglich Brothers, Inc., the placement agent of our June 2006 private offering transaction.


         This prospectus is part of a registration statement filed by us with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering the resale of such shares of our common stock from time to time by the selling stockholders.

         The securities are being offered by the named selling security holders below. There is no Preferred Stock issued at this time and the table below assumes the exercise of all warrants to purchase common stock owned by the selling stockholders. These factors include, but are not limited to, the other rights associated with the terms of the warrant agreements, whether there is a specific exemption to registration under federal and state securities laws for the exercise, and the specific exercise price of the securities held by each selling security holder and its relation to the market price.


         The selling stockholders may from time to time offer and sell, pursuant to this prospectus, up to an aggregate of 3,959,679 shares of our common stock underlying the shares of Preferred Stock now owned by them. The selling security holders may, from time to time, offer and sell any or all of the shares that are registered under this prospectus, although they are not obligated to do so.


         We do not know when or in what amounts the selling stockholders may offer the shares described in this prospectus for sale. The selling security holders may decide not to sell any of the shares that this prospectus covers. Because the selling security holders may offer all or some of the shares pursuant to this prospectus, and because there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares that the selling stockholders will hold after completion of the offering, we cannot estimate the number of the shares that the selling stockholders will hold after completion of the offering. For purposes of the following tables, we have assumed that, after completion of the offering, the selling security holders will sell all of the securities that this Prospectus covers.

                                                            Number of Shares                                         Percentage of
                                                             of Common Stock                      Number of Shares  Shares of Common
                                                              Owned Before      Number of Shares    Owned After    Stock Owned After
                           Name                               Offering (1)     to Be Offered (2)       Offering         Offering
----------------------------------------------------------- ------------------ ----------------- ----------------- -----------------
Riverview Financial Corp. (3)                                    3,842,451           1,499,925         2,342,526            26.23%
Hillson Partnership, LP (4)(5)                                     218,181             218,181                 -                 -
E.H. Arnold (4)                                                    145,454             145,454                 -                 -
Anthony Meyer (6)                                                  215,895             135,478            80,417                 -
James Horton (7)                                                   174,207             128,571            45,636                 *
Michael N. Taglich (4)(8)                                          138,091             138,091                 -                 -
Thomas Wilson (9)                                                  300,218              75,847           224,371              2.5%
Nite Capital LP (4)(10)                                             72,727              72,727                 -                 -
Shadow Capitol LLC; Attn: B. Kent Garlinghouse (4)(11)              72,727              72,727                 -                 -
Robert F. Taglich (4)(12)                                          120,958             120,958                 -                 -
John Bertsch Trust; John Bertsch Trustee (4)                        56,000              56,000                 -                 -
Bernard Brennan (13)                                               259,920              55,970           203,950              2.4%
Paul Higbee (14)                                                    89,508              55,970            33,538                 -
Robert C. Schroeder (15)                                            40,000              40,000                 -                 -
Guerino Deluca & Francis Deluca JT/WROS (4)                         36,363              36,363                 -                 -
Gary Arnold and Patricia Arnold Ten Com (4)                         36,363              36,363                 -                 -
Polaris Partners, LP. (4)(16)                                       36,363              36,363                 -                 -
Ashok Kumar Narang (4)                                              36,363              36,363                 -                 -
Sep FBO Ed Brody Pershing LLC as Custodian (4)                      27,272              27,272                 -                 -
Michael E. and Naoma T. Cahr (4)                                    27,000              27,000                 -                 -
Dennis Fortin (4)                                                   20,000              20,000                 -                 -
Sara Bower Penn Ttee. Sara Bower Penn Living Trust DTD
4/30/02 (4)                                                         20,000              20,000                 -                 -
Philip Baroni & Rachel Baroni Trust DTD 8/1/95 (4)                  18,181              18,181                 -                 -
Robert Louis Fisher & Carroll Fisher JT Ten Wros (4)                18,181              18,181                 -                 -

                                       35

                                                            Number of Shares                                         Percentage of
                                                             of Common Stock                      Number of Shares  Shares of Common
                                                              Owned Before      Number of Shares    Owned After    Stock Owned After
                           Name                               Offering (1)     to Be Offered (2)       Offering         Offering
----------------------------------------------------------- ------------------ ----------------- ----------------- -----------------
Roger W. Lunstra (4)                                                18,181              18,181                 -                 -
Robert W. Allen & Susan M. Allen JT/Wros (4)                        18,181              18,181                 -                 -
William C. Steele Ttee. William C. Steele Living Trust              18,181              18,181
UAD 5/11/98  (4)                                                                                               -                 -
Robert Edmondson (4)                                                18,181              18,181                 -                 -
Paul R. Winter (4)                                                  18,181              18,181                 -                 -
David A. Random (4)                                                 18,181              18,181                 -                 -
Eugene Szczepanski (4)                                              18,181              18,181                 -                 -
Norper Investments (4)(17)                                          18,181              18,181                 -                 -
Leo Jones (4)                                                       18,181              18,181                 -                 -
Robert L. Debruyn Trust UAD 10/5/94 Robert L. Debruyn &             18,181              18,181
Tracey H. Debruyn Ttee. (4)                                                                                    -                 -
Tracey H. Debruyn Trust UAD 10/5/94 Tracey H. Debruyn &             18,181              18,181
Robert Debruyn Ttee. (4)                                                                                       -                 -
Richard Buchakjian (4)                                              18,181              18,181                 -                 -
IRA FBO David Random Pershing LLC as Custodian (4)                  18,181              18,181                 -                 -
Ira Fbo Starr F. Schlobohm Pershing LLC as Custodian                18,181              18,181
Rollover Account (4)                                                                                           -                 -
James R. Foutch (4)                                                 18,181              18,181                 -                 -
Howard Smith (4)                                                    18,181              18,181                 -                 -
Allen R. Rowland (4)                                                18,181              18,181                 -                 -
Andrew K. Light (4)                                                 18,181              18,181                 -                 -
Matthew A. Keefer (4)                                               18,181              18,181                 -                 -
Shirley J. Lewis & Guy W. Lewis Co-Ttee. The Shirley J.
Lewis Rev. Trust U A DTD 6/26/01 (4)                                18,000              18,000                 -                 -
Andrew M. Schatz & Barbara F. Wolf JTWROS (4)                       16,000              16,000                 -                 -
Thomas J. Bean (4)                                                  16,000              16,000                 -                 -
Spahr-Derebery Family Trust & A/D 10/11/90 Gregory E.
Spahr & M. Jennifer Derebery Ttee. (4)                              14,545              14,545                 -                 -
IRA FBO Kenneth W. Cleveland Pershing LLC as Custodian
Rollover Account (4)                                                14,545              14,545                 -                 -
Douglas E. Hailey (18)                                              13,636              13,636                 -                 -
Douglas Friedrich & Melanie Friedrich JT/WROS (4)                   12,000              12,000                 -                 -
Lawrence D. Feldhacker (4)                                          12,000              12,000                 -                 -
Glenn R. Hubbard (4)                                                10,909              10,909                 -                 -
Stephen Hughes (4)                                                  10,909              10,909                 -                 -
Vincent M. Palmieri (19)                                            10,000              10,000                 -                 -
Richard Oh (20)                                                     10,000              10,000                 -                 -
Robert D. Vanroijen Jr. Trust U A DTD 12/14/82 Robert D.
Vanroijen Ttee. (4)                                                 10,000              10,000                 -                 -
P. Kenneth Nitz (4)                                                  9,090               9,090                 -                 -

                                       36

                                                            Number of Shares                                         Percentage of
                                                             of Common Stock                      Number of Shares  Shares of Common
                                                              Owned Before      Number of Shares    Owned After    Stock Owned After
                           Name                               Offering (1)     to Be Offered (2)       Offering         Offering
----------------------------------------------------------- ------------------ ----------------- ----------------- -----------------
Paul G. Detkin (4)                                                   9,090               9,090                 -                 -
Lucille Solomon (4)                                                  9,090               9,090                 -                 -
Maurice Solomon (4)                                                  9,090               9,090                 -                 -
Wafgal Limited (4)(21)                                               9,090               9,090                 -                 -
Michael P. Hagerty (4)                                               9,090               9,090                 -                 -
Steven A. Boggs (4)                                                  8,000               8,000                 -                 -
Louis and Judith Miller Family Trust; Lois & Judith
Miller Ttees. (4)                                                    8,000               8,000                 -                 -
StevenJ. Dennis (4)                                                  8,000               8,000                 -                 -
Randall s. Knox (4)                                                  8,000               8,000                 -                 -
Richard S. Benson (4)                                                8,000               8,000                 -                 -
Corbet L. Clark, Jr. (4)                                             8,000               8,000                 -                 -
Mark L. Rochester (4)                                                8,000               8,000                 -                 -
A.F. Lehmkuhl (4)                                                    8,000               8,000                 -                 -
Patricia Tschohl Tod DTD 05/04/06 (4)                                8,000               8,000                 -                 -
Frank M. Elliott (4)                                                 8,000               8,000                 -                 -
Nutie Dowdle (4)                                                     8,000               8,000                 -                 -
Larry S. Kaplan Marla B. Kaplan JT/WROS (4)                          8,000               8,000                 -                 -
Garry L. Gray (4)                                                    8,000               8,000                 -                 -
Keith Liggett (4)                                                    8,000               8,000                 -                 -
Thomas A. Prendergast                                                8,000               8,000                 -                 -
Robert W. Main Ttee. Under the Robert W. Main Trust DTD              8,000               8,000
9/7/05 (4)                                                                                                     -                 -
Phillip L. Burnett & Allyson Burnett JTWROS (4)                      8,000               8,000                 -                 -
Terry Peets (22)                                                     9,419               7,951             1,468                 -
William Spielberger (4)                                              7,272               7,272                 -                 -
Edward J. Cook & Eleanor A. Cook JTWROS (4)                          7,272               7,272                 -                 -
W.C. Smith, Jr. (4)                                                  7,272               7,272                 -                 -
Jeffrey G. Hipp & Mary Ann Hipp JT/WROS (4)                          7,272               7,272                 -                 -
Michael Brunone (23)                                                 7,000               7,000                 -                 -
Bart and Wendy Baker JTWROS (4)                                      6,000               6,000                 -                 -
Terry J. Kuras (4)                                                   6,000               6,000                 -                 -
Stephen D. Kasle (4)                                                 6,000               6,000                 -                 -
Charles E. Klabunde Trust Charles E. Klabunde Ttee. U/A
Dated 4/9/03 (4)                                                     5,500               5,500                 -                 -
Russell Bernier (24)                                                 4,720               4,720                 -                 -
David Frank Rios & Margaret Jo Rios Ttee DTD 6/22/99 (4)             4,000               4,000                 -                 -
Marvin J. Loutsenhizer (4)                                           4,000               4,000                 -                 -
Joseph D Chamberlain (4)                                             4,000               4,000                 -                 -
Dr. Thomas Heirigs & Sheryl Heirigs JT/WROS (4)                      4,000               4,000                 -                 -
Robert H. Mapp (4)                                                   4,000               4,000                 -                 -
D & M Partnership C/O Dean Weinberg (4)(25)                          4,000               4,000                 -                 -
John Pratt (4)                                                       4,000               4,000                 -                 -
Carolyn L. Foutch (4)                                                4,000               4,000                 -                 -

                                       37

                                                            Number of Shares                                         Percentage of
                                                             of Common Stock                      Number of Shares  Shares of Common
                                                              Owned Before      Number of Shares    Owned After    Stock Owned After
                           Name                               Offering (1)     to Be Offered (2)       Offering         Offering
----------------------------------------------------------- ------------------ ----------------- ----------------- -----------------
Kenneth M. Cleveland (4)                                             4,000               4,000                 -                 -
Fabian Calvo (4)                                                     4,000               4,000                 -                 -
Janepapin Holdings, Inc.; Attn: Peter Inouye (4)(26)                 4,000               4,000                 -                 -
IRA Fbo Thomas Heirigs Pershing LLC as Custodian (4)                 4,000               4,000                 -                 -
Joel E. Hipp & Patricia N. Hipp JTRWROS (4)                          4,000               4,000                 -                 -
Michael A. Stiegel (4)                                               4,000               4,000                 -                 -
Mark P. Wood & Lynn T. Wood JTWROS (4)                               4,000               4,000                 -                 -
Donald V. Moline (4)                                                 4,000               4,000                 -                 -
William Chaney Tod DTD 4/20/04 (4)                                   4,000               4,000                 -                 -
Robert Lonze (4)                                                     4,000               4,000                 -                 -
C. Mark Casey (4)                                                    4,000               4,000                 -                 -
Joseph Martha (4)                                                    4,000               4,000                 -                 -
Angus Bruce Lauralee Bruce (4)                                       3,640               3,640                 -                 -
Samuel E. Leonard Trust UAD 2/5/90 Samuel E. Leonard
Ttee. (4)                                                            3,636               3,636                 -                 -
Jerry Schmitz & Norma Schmitz JT/WROS (4)                            3,636               3,636                 -                 -
------------------------

(1) The Selling Stockholders have no obligations to sell all or any of their shares.
(2)  Assumes all shares offered are sold.
(3) These shares are shares of common stock owned of record by Riverview Financial Corporation. Riverview Financial is an affiliate of Randall K. Fields the Chief Executive Officer of Park City Group. Mr. Fields has the voting and investment power over these securities. Additional information about certain transaction between Riverview Financial/Randall K Fields and the Company is set forth in the Certain Relationships and Related Transaction section of this Prospectus. The total shares were acquired from the initial sale of Park City Group, Inc. (Subsidiary) to Park City Group, Inc (formerly Amerinetgroup.com). Additional shares were acquired through the conversion of a number of notes payable to common stock as well as related fees for extensions also paid in stock, and exercise of warrants. See Part II Sales of Unregistered Securities. The shares being offered include 1,324,693 shares of stock acquired through the conversion of a note payable and warrants to acquire 175,232 shares of common stock at an exercise price of $2.00. The warrants were acquired in connection with a bridge loan funding in 2002. See Exhibits 10.1 and 10.9 included here-in by reference.
(4) Each of these Selling Stockholders purchased these shares of our common stock in an accredited investor only private offering that was completed in June 2006. Except for the purchase of shares in such offering, none of these Selling Stockholders have been involved in any material transaction with Park City Group or had any material relationship with Park City Group during the last three years.
(5) Daniel Abramowitz has voting and /or investment power over these securities.
(6) Number of share owned before offering include 80,417 shares underlying the Common Stock and 135,478 shares under Warrants. Mr. Meyer acquired his shares through a number of transactions with the Company including a Private Placement, Conversion of a bridge note payable as well as for compensation for acting in the capacity of a Director of the Company. The warrants were issued in connection with the Bridge Loan funding in 2002. See Exhibits 10.1 and 10.9 included here-in by reference.

(7) Number of share owned before offering include 45,636 shares underlying the Common Stock and 128,571 shares under Warrants. The shares and warrants were acquired through a private placement with Mr. Horton in December 2004.
(8) Number of share owned before offering include 78,769 shares underlying the Common Stock and 48,231 shares under Warrants. The selling stockholder advised us that it is affiliated with a broker-dealer, Taglich Brothers, Inc., and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. The warrants were issued to Mr. Taglich as part of a commission package for the equity placement referred to in footnote 4 above.
(9) Number of share owned before offering include 200,204 shares underlying the Common Stock, 24,167 shares under Options, and 75,847 shares under Warrants. Mr. Wilson acquired his shares through a number of transactions with the Company including a Private Placement, Exercise of Options/Warrants, Conversion of a bridge note payable as well as for compensation for acting in the capacity of a Director of the Company. The warrants were issued in connection with the Bridge Loan funding in 2002. See Exhibits 10.1 and 10.9 included here-in by reference.
(10) Chris Casey has voting and /or investment power over these securities.
(11) B Kent Garlinghouse has voting and /or investment power over these securities.
(12) Number of share owned before offering include 72,727 shares underlying the Common Stock and 48,231 shares under Warrants. The selling stockholder advised us that it is affiliated with a broker-dealer, Taglich Brothers, Inc., and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. The warrants were issued to Mr. Taglich as part of a commission package for the equity placement referred to in footnote 4 above.
(13) Number of share owned before offering include 201,450 shares underlying the Common Stock, 2,500 shares under Options, and 55,970 shares under Warrants. Mr. Brennan acquired his shares through a number of transactions with the Company including a Private Placement, Exercise of Options/Warrants, Conversion of a bridge note payable as well as for compensation for acting in the capacity of a Director of the Company. The warrants were issued in connection with the Bridge Loan funding in 2002. See Exhibits 10.1 and 10.9 included here-in by reference.
(14) Number of share owned before offering include 33,538 shares underlying the Common Stock and 55,970 shares under Warrants. The selling stockholder advised us that it is affiliated with a broker-dealer, G.C. Anderson Partners Capital, LLC, and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. Mr. Higbee acquired his shares through Conversion of a bridge note payable. The warrants were issued in connection with the Bridge Loan funding in 2002. See Exhibits 10.1 and 10.9 included here-in by reference.
(15) Number of share owned before offering include 40,000 shares under Warrants. The selling stockholder advised us that it is affiliated with a broker-dealer, Taglich Brothers, Inc., and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. The warrants were issued to Mr. Schroeder as part of a commission package for the equity placement referred to in footnote 4 above.
(16) Peter Melhaldo has voting and /or investment power over these securities.
(17) Norm Perry has voting and /or investment power over these securities.
(18) Number of share owned before offering include 13,636 shares under Warrants. The selling stockholder advised us that it is affiliated with a broker-dealer, Taglich Brothers, Inc., and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. The warrants were issued to Mr. Hailey as part of a commission package for the equity placement referred to in footnote 4 above.
(19) Number of share owned before offering include 10,000 shares under Warrants. The selling stockholder advised us that it is affiliated with a broker-dealer, Taglich Brothers, Inc., and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. The warrants were issued to Mr. Palmieri as part of a commission package for the equity placement referred to in footnote 4 above.
(20) Number of share owned before offering include 10,000 shares under Warrants. The selling stockholder advised us that it is affiliated with a broker-dealer, Taglich Brothers, Inc., and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. The warrants were issued to Mr. Oh as part of a commission package for the equity placement referred to in footnote 4 above.

(21) Bruce Campbell has voting and /or investment power over these securities.
(22) Number of share owned before offering include 1,468 shares underlying the Common Stock and 7,951 shares under Warrants. Mr. Peets acquired his shares through participation in a bridge note payable. The warrants were issued in connection with the Bridge Loan funding in 2002. See Exhibits 10.1 and 10.9 included here-in by reference.
(23) Number of share owned before offering include 7,000 shares under Warrants. The selling stockholder advised us that it is affiliated with a broker-dealer, Taglich Brothers, Inc., and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. The warrants were issued to Mr. Brunone as part of a commission package for the equity placement referred to in footnote 4 above.
(24) Number of share owned before offering include 4,720 shares under Warrants. The selling stockholder advised us that it is affiliated with a broker-dealer, Taglich Brothers, Inc., and that it purchased these securities solely for investment and not with a view to or for resale or distribution of such securities. The warrants were issued to Mr. Bernier as part of a commission package for the equity placement referred to in footnote 4 above.
(25) Dean Weinberg has voting and /or investment power over these securities.
(26) Peter Inouye has voting and /or investment power over these securities.


                                     EXPERTS


         The balance sheet of Park City Group as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ended June 30, 2006 and 2005, have been audited by HJ& Associates, LLC, independent registered public accountants, as set forth in their report thereon.


                                  LEGAL MATTERS

         The validity of the common stock to be sold by the selling stockholders under this prospectus will be passed upon for us by Cohne, Rappaport & Segal.


                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         On August 16, 2005 we filed a Form 8-K to announce the dismissal of our previous independent registered public accounting firm and the appointment of HJ & Associates, LLC as our new independent registered public accounting firm. There were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

                             ADDITIONAL INFORMATION

         We have filed with the SEC a registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, please refer to the registration statement and to the exhibits filed with it.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at the public reference facility of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facility by calling the SEC at 1-800-SEC-0330. The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and is publicly available through the SEC's Website located at http://www.sec.gov.

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Index to Consolidated Financial Statements
                   ------------------------------------------



                                                                          Page


Report of Independent Registered Public Accounting Firm                    F-2
Consolidated Balance Sheet as of June 30, 2006 and 2005                    F-3
Consolidated Statement of Operations for the years ended
  June 30, 2006 and 2005                                                   F-6
Consolidated Statement of Stockholders' Deficit for the years
  ended June 30, 2006 and 2005                                             F-7
Consolidated Statement of Cash Flows for the years ended
  June 30, 2006 and 2005                                                   F-8
Notes to Consolidated Financial Statements                                 F-9

                        REPORT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM



Board of Directors and Shareholders of
Park City Group, Inc and Subsidiaries
Park City, Utah


We have audited the accompanying consolidated balance sheets of Park City Group, Inc. and Subsidiaries as of June 30, 2006 and 2005, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Park City Group, Inc. and Subsidiaries as of June 30, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ HJ & Associates, LLC
HJ & Associates, LLC
Salt Lake City, Utah
September 22, 2006


                                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                                           Consolidated Balance Sheets



 Assets                                                                         June 30, 2006    June 30, 2005
                                                                                ---------------  ---------------
 Current Assets:
     Cash and cash equivalents                                                    $  3,517,060     $    209,670
     Receivables, net of allowance of $126,324 and $56,000 at
       June 30, 2006 and 2005, respectively                                            103,190          327,214
     Unbilled receivables                                                              237,641           29,125
     Prepaid expenses and other current assets                                         173,687           37,060
                                                                                ---------------  ---------------

     Total current assets                                                            4,031,578          603,069
                                                                                ---------------  ---------------

 Property and equipment, net                                                            84,741          109,512
                                                                                ---------------  ---------------

 Other assets:
     Deposits and other assets                                                          29,958           25,000
     Capitalized software costs, net                                                   680,187          332,349
                                                                                ---------------  ---------------

     Total other assets                                                                710,145          357,349
                                                                                ---------------  ---------------
 Total assets                                                                     $  4,826,464     $  1,069,930
                                                                                ===============  ===============

 Liabilities and Stockholders' Equity (Deficit)

 Current liabilities:
     Accounts payable                                                             $    112,136     $    628,398
     Accrued liabilities                                                               230,062          316,706
     Deferred revenue                                                                  648,686          883,425
     Current portion of capital lease obligations                                       16,774           23,159
     Derivative liability                                                              489,624                -
     Related party payable lines of credit                                                   -          619,743
     Related party accrued interest                                                          -          848,258
     Related party notes payable, net of discount of $12,375 at June 30, 2005                -          332,625
     Notes payable, net of discounts of $54,976 at June 30, 2005                             -        1,945,024
                                                                                ---------------  ---------------

     Total current liabilities                                                       1,497,282        5,597,338
                                                                                ---------------  ---------------

 Long-term liabilities:
     Long-term note payable, net of discount of $97,404                              1,842,596                -
     Long-term related party note payable, net of discount of $122,992
       at June 30, 2005                                                                      -        3,173,414
     Capital lease obligations, less current portion                                     4,948            2,127
                                                                                ---------------  ---------------

     Total long-term liabilities                                                     1,847,544        3,175,541
                                                                                ---------------  ---------------

 Total liabilities                                                                   3,344,826        8,772,879
                                                                                ---------------  ---------------

 Commitments and contingencies

 Stockholders' equity (deficit):
     Preferred stock, $0.01 par value, 30,000,000 shares authorized, none issued             -                -
     Common stock, $0.01 par value, 50,000,000 shares authorized; 8,931,234 and
       5,651,118 issued and outstanding at June 30, 2006 and 2005, respectively          9,312           56,511
     Additional paid-in capital                                                     20,564,933       12,806,743
     Accumulated deficit                                                           (19,172,607)     (20,566,203)
                                                                                ---------------  ---------------

 Total stockholders' equity (deficit)                                                1,481,638       (7,702,949)
                                                                                ---------------  ---------------
 Total liabilities and stockholders' equity (deficit)                             $  4,826,464     $  1,069,930
                                                                                ===============  ===============

See accompanying notes to consolidated financial statements.

                                                       F-3

                                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                                      Consolidated Statements of Operations
                                   For the Years Ended June 30, 2006 and 2005

                                                                                    2006              2005
                                                                                -------------     -------------
Revenues:
Software licenses                                                               $   3,626,821     $     479,615
Maintenance and support                                                             2,271,997         2,312,308
Application server provider                                                           182,083           104,367
Consulting and other                                                                1,004,224           735,522
                                                                                -------------     -------------

                                                                                    7,085,125         3,631,812

Cost of revenues                                                                    1,586,535         1,448,726
                                                                                -------------     -------------

         Gross margin                                                               5,498,590         2,183,086
                                                                                -------------     -------------

Operating expenses:
Research and development                                                              292,191         1,019,411
Sales and marketing                                                                 1,375,794         1,337,318
General and administrative                                                          1,518,092         2,055,940
                                                                                -------------     -------------

         Total operating expenses                                                   3,186,077         4,412,669
                                                                                -------------     -------------

Income (loss) from operations                                                       2,312,513        (2,229,583)

Other income (expense):
Loss on derivative liability                                                          (34,513)                -
Interest expense                                                                     (884,404)       (1,178,454)
                                                                                -------------     -------------

Income (loss) before income taxes                                                   1,393,596        (3,408,037)

(Provision) benefit for income taxes                                                        -                 -
                                                                                -------------     -------------

         Net income (loss)                                                      $   1,393,596     $  (3,408,037)
                                                                                =============     =============

Weighted average shares, basic                                                      6,084,000         5,489,000
                                                                                =============     =============
Weighted average shares, diluted                                                    6,263,000         5,489,000
                                                                                =============     =============
Basic income (loss) per share                                                   $        0.23     $       (0.62)
                                                                                =============     =============
Diluted income (loss) per share                                                 $        0.22     $       (0.62)
                                                                                =============     =============


See accompanying notes to consolidated financial statements.

                                                               F-4

                                     Park City Group, Inc. and Subsidiaries
                            Consolidated Statements of Stockholders' Equity (Deficit)
                                   For the Years Ended June 30, 2006 and 2005


                                   Common Stock       Additional
                                -------------------     Paid-In    Treasury     Accumulated
                                Shares       Amount     Capital      Stock         Deficit       Total
                                ------       ------     -------      -----         -------       -----
Balance, June 30, 2004        5,374,323     $53,743   $11,966,546   $   -      $(17,158,166)  $(5,137,877)

Common stock issued for:
      Compensation              173,817       1,738       470,517       -             -           472,255
      Services                   14,320         143        39,617       -             -            39,760
      Settlement                 41,300         413       164,787       -             -           165,200
      Debt refinancing            4,500          45        15,705       -             -            15,750
      Cash, net of offering
        costs                    42,857         429       149,571       -             -           150,000
Net loss                              -           -             -       -        (3,408,037)   (3,408,037)
                            ------------ ----------- ------------- ------------- ------------ ------------
Balance, June 30, 2005        5,651,118      56,511    12,806,743       -        (20,566,203)  (7,702,949)

Common stock issued for:
      Compensation               74,248         742       204,105       -             -           204,847
      Debt refinancing            4,500          45        15,705       -             -            15,750
      Debt conversion         1,324,693      13,247     3,460,356       -             -         3,473,603
      Exercise of options        58,571         586       116,557       -             -           117,143
      Cash, net of offering
        costs                 1,818,149      18,181     3,961,467       -             -         3,979,648

Net income                            -           -             -       -         1,393,596     1,393,596
                            ------------ ----------- ------------- ------------- ------------ ------------

Balance, June 30, 2006        8,931,279     $89,312   $20,564,933   $   -      $(19,172,607)  $ 1,481,638
                            ============ =========== ============= ============= ============ ============

See accompanying notes to consolidated financial statements.

                                                       F-5

                                             PARK CITY GROUP, INC. AND SUBSIDIARIES
                                              Consolidated Statements of Cash Flows
                                           For the Years Ended June 30, 2006 and 2005



                                                                                       2006                  2005
                                                                                -----------------     -----------------
Cash flows from operating activities:
      Net income (loss)                                                               $ 1,393,596          $ (3,408,037)
      Adjustments to reconcile net income (loss) to net cash provided by
        (used in) operating activities:
           Depreciation and amortization                                                  288,433               337,851
           Bad debt expense                                                                70,324               358,158
           Loss on derivative liability                                                    34,513                     -
           Stock issued for services and expenses                                         204,849               677,215
           Amortization of discounts on debt                                              224,389               177,506
           (Increase) decrease in:
                Trade Receivables                                                         153,700               457,786
                Other receivables                                                        (208,515)              (29,125)
                Prepaids and other assets                                                (141,585)              169,109
           (Decrease) increase in:
                Accounts payable                                                         (516,262)              301,227
                Accrued liabilities                                                       (86,646)             (108,377)
                Deferred revenue                                                         (234,738)             (228,490)
                Related party payable                                                      97,000                     -
                Accrued interest, related party                                          (553,924)              500,859
                                                                                ------------------   -------------------

           Net cash provided by (used in) operating activities                            725,134              (794,318)
                                                                                ------------------   -------------------

Cash Flows From Investing Activities:
  Purchase of property and equipment                                                      (22,146)              (35,345)
  Capitalization of software costs                                                       (564,651)                    -
  Proceeds from disposal of property                                                            -                 3,400
                                                                                ------------------   -------------------

Net cash used in investing activities                                                    (586,797)              (31,945)
                                                                                ------------------   -------------------

Cash Flows From Financing Activities:
  Net (payments) proceeds in lines of credit                                             (716,743)              619,743
  Proceeds from issuances of stock, net of offering costs of $431,577                   4,434,764               150,000
  Payment to extend note                                                                   (9,000)               (9,000)
  Proceeds from debt                                                                    1,833,300                     -
  Payments on notes payable and capital leases                                         (2,373,268)              (37,627)
                                                                                ------------------   -------------------

Net cash provided by financing activities                                               3,169,053               723,116
                                                                                ------------------   -------------------

Net increase (decrease) in cash and cash equivalents                                    3,307,390              (103,147)

Cash and cash equivalents at beginning of period                                          209,670               312,817
                                                                                ------------------   -------------------

Cash and cash equivalents at end of period                                            $ 3,517,060          $    209,670
                                                                                ==================   ===================

See accompanying notes to consolidated financial statements.

                                                               F-6

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  -------------------------------------------

1. Summary of Significant Accounting Policies, Organization and Principles of Consolidation

Business Activity
-----------------
Park City Group, Inc. and Subsidiaries (the "Company") designs, develops, markets and supports proprietary software products. These products are designed to be used in retail businesses having multiple locations to assist in the management of business operations on a daily basis and communicate results of operations in a timely manner. The principal markets for the Company's products are retail companies, financial services, branded food manufacturers and display manufacturing companies which have operations in North America and, to a lesser extent, in Europe and Asia.

Principles of Consolidation
---------------------------
The financial statements presented herein reflect the consolidated financial position of Park City Group, Inc. and Subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

Use of Estimates and Reclassifications
--------------------------------------
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that materially affect the amounts reported in the consolidated financial statements. Actual results could differ from these estimates. The methods, estimates and judgments the Company uses in applying its most critical accounting policies have a significant impact on the results it reports in its financial statements. The U.S. Securities and Exchange Commission has defined the most critical accounting policies as the ones that are most important to the portrayal of the Company's financial condition and results, and require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, the Company's most critical accounting policies include: revenue recognition, allowance for doubtful accounts, capitalization of software development costs and impairment of long-lived assets.

Cash and Cash Equivalents
-------------------------
The Company considers all short-term instruments with an original maturity of three months or less to be cash equivalents.

Concentration of Credit Risk and Significant Customers
------------------------------------------------------
The Company maintains cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers. Accordingly, the Company performs ongoing credit evaluations of its customers and maintains allowances for possible losses which when realized have been within the range of management's expectations. The Company does not require collateral from its customers.

The Company's accounts receivable are derived from sales of products and services primarily to customers operating multi-location retail and grocery stores. At June 30, 2006, net accounts receivable includes amounts due from customers totaling $103,190.

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  -------------------------------------------

During the year ended June 30, 2006, the Company received approximately $4.57 million of its revenue from new customers and approximately $2.5 million in revenue from existing customers for continued support and additional license sales.

During the year ended June 30, 2006 and 2005, the Company had sales to major customers that exceeded 10 percent of revenues are as follows:

2006
Customer A                       $3,547,185

2005
Customer B                         $489,045
Customer C                         $374,249

The Company also has an account receivable from a major customer as of June 30, 2006 as follows:

Customer D                         $141,623

Allowance for Doubtful Accounts Receivable The Company offers credit terms on the sale of the Company's products to a significant majority of the Company's customers and require no collateral from these customers. The Company performs ongoing credit evaluations of the Company's customers' financial condition and maintains an allowance for doubtful accounts receivable based upon the Company's historical experience and a specific review of accounts receivable at the end of each period. As of June 30, 2006, the allowance for doubtful accounts was $126,324.

Depreciation and Amortization Depreciation and amortization of property and equipment is computed using the straight line method based on the following estimated useful lives:

                                          Years
Furniture and fixtures                     7
Computer equipment                         3
Equipment under capital leases             3
Leasehold improvements                 see below

Leasehold improvements are amortized over the shorter of the remaining lease term or the estimated useful life of the improvements.

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  -------------------------------------------

Warranties
-----------
The Company offers a limited warranty against software defects for a general period of ninety days. Customers who are not completely satisfied with their software purchase may attempt to be reimbursed for their purchases outside the warranty period. The Company accrues amounts for such warranty settlements that are probable and can be reasonably estimated.

Revenue Recognition
-------------------
Revenue from the sale of software licenses is recognized upon delivery of the software unless specific delivery terms provide otherwise. If not recognized upon delivery, revenue is recognized upon meeting specified conditions, such as, meeting customer acceptance criteria. In no event is revenue recognized if significant Company obligations remain. Customer payments are typically received in part upon signing of license agreements, with the remaining payments received in installments pursuant to the agreements. Until revenue recognition requirements are met, the cash payments received are treated as deferred revenue.

Maintenance and support services that are sold with the initial license fee are recorded as deferred revenue and recognized ratably over the initial service period. Revenues from maintenance and other support services provided after the initial period are generally paid in advance and are recorded as deferred revenue and recognized on a straight-line basis over the term of the agreements.

Consulting service revenues are recognized in the period that the service is provided or in the period such services are accepted by the customer if acceptance is required by agreement.

ASP Services are sold, on a contractual bases, for one or more years. These fees are collected in advance of the services being performed and the revenue is recognized ratably over the respective months, as services are provided.

Software Development Costs The Company accounts for research and development costs in accordance with several accounting pronouncements, including SFAS No. 2, Accounting for Research and Development Costs, and SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. SFAS No. 86 specifies that costs incurred internally in researching and developing a computer software product should be charged to expense until technological feasibility has been established for the product. Once technological feasibility is established, all software costs should be capitalized until the product is available for general release to customers

From inception through January 2001, the Company viewed the software as an evolving product. Therefore, all costs incurred for research and development of the Company's software products through January 2001 were expensed as incurred. During January 2001, technological feasibility of a major revision to the Company's Fresh Market Manager and the Company's ActionManager 4x development platform was established. Development costs for Fresh Market Manager software incurred from January 2001 through September 2002, totaling $1,063,515, were capitalized. These costs are being amortized on a straight-line basis over four years, beginning in September 2002 when the product was available for general release to customers. During 2006 and 2005, $265,876 of the capitalized development costs were amortized into expense each year.

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  -------------------------------------------

In July 2005 the Company reached technological feasibility on 1 new product and 2 major enhancements to existing product offerings. During the period July 2005 through June 2006 the Company capitalized $613,717 of development costs associated with these products and enhancements. We anticipate these products being available for general release in the later part of FY2007. We will continue capitalization until that time.

Research and Development Costs Research and development costs include personnel costs, engineering, consulting, and contract labor and are expensed as incurred for software that has not achieved technological feasibility.

Income Taxes
The Company accounts for income taxes under the provision of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between tax bases and financial reporting bases of other assets and liabilities.

Earnings Per Share

The computation of basic (loss) earnings per common share is based on the weighted average number of shares outstanding during each year. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year, plus the common stock equivalents that would arise from the exercise of stock options and warrants outstanding, using the treasury stock method and the average market price per share during the year. Options and warrants to purchase 990,125 and 1,052,760 shares of common stock at prices ranging from $1.50 to $7.00 per share were outstanding at June 30, 2006 and 2005, respectively. Of these 431,807 and 1,052,760 for 2006 and 2005, respectively, were not included in the diluted loss per share calculation because the effect would have been anti-dilutive. The shares used in the computation of the Company's basic and diluted earnings per common share are reconciled as follows:

                                                   June 30, 2006   June 30, 2005
                                                   -------------   -------------

Weighted average                                     6,084,000       5,489,000
Dilutive effect of options and warrants                179,000               -
                                                     ---------       ---------
Weighted average shares outstanding assuming
  dilution                                           6,263,000       5,489,000
                                                     =========       =========

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS
123) which established financial accounting and reporting standards for stock-based compensation. The new standard defines a fair value method of accounting for an employee stock option or similar equity instrument. This statement gives entities the choice between adopting the fair value method or continuing to use the intrinsic value method under Accounting Principles Board
(APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach.

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  -------------------------------------------

Had compensation expense for the Company's option plan been determined based on fair value at the grant dates, as prescribed in SFAS No. 123 as amended by SFAS No. 148, the Company's net income (loss) would have been as follows:

                                                       Year Ended          Year Ended
                                                      June 30, 2006      June 30, 2005
                                                      -------------      -------------
Net Income (loss)
         As reported                                    $1,393,596        $(3,408,037)
         Pro forma                                      $1,113,946         (4,038,715)

Income (loss) per common share-basic-as reported             $0.23             $(0.62)
Income (loss) per common share-diluted-as reported           $0.22             $(0.62)

Income (loss) per common share-basic-pro forma               $0.18             $(0.74)
Income (loss) per common share-diluted-pro forma             $0.18             $(0.74)

The weighted-average grant-date fair value of options granted during year ended
June 30, 2006 and 2005 were $3.00 and $3.24 per share, respectively. The fair value for the options granted in 2006 and 2005 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

                                                    6/30/06            6/30/05
Risk-free interest rate                          4.34% - 5.16%     1.63% - 3.73%
Expected life (in years)                             2 - 5             2 - 10
Expected volatility                                 369.58%           404.47%
Expected dividend yield                               0.00%            0.00%

The following table summarizes information about fixed stock options and warrants outstanding at June 30, 2006:
                                                                                 Options and Warrants
                               Options and Warrants Outstanding                    Exercisable at
                                       at June 30, 2006                             June 30, 2006
                                                Weighted
                                                 average         Weighted                          Weighted
                                  Number       remaining          average              Number       average
            Range of      Outstanding at     contractual         exercise      Exercisable at      exercise
     exercise prices       June 30, 2006     life(years)            price       June 30, 2006         price
     ---------------       -------------     -----------      -----------       -------------  ------------
       $1.50 - $2.50             558,318            1.62           $ 1.98             558,318        $ 1.98
       $3.00 - $4.00             421,807            4.25             3.51             421,807          3.53
               $7.00              10,000            0.36             7.00              10,000          7.00
                                  ------                                               ------
                                 990,125            2.74            $2.69             990,125         $2.69
                                 =======                                              =======

Fair Value of Financial Instruments
-----------------------------------
The Company's financial instruments consist of cash, receivables, payables, accruals and notes payable. The carrying amount of cash, receivables, payables and accruals approximates fair value due to the short-term nature of these items. The notes payable also approximate fair value based on evaluations of market interest rates.

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  -------------------------------------------

2.       Liquidity
         ---------

As shown in the consolidated financial statements for the fiscal year ended, June 30, 2006, the Company has achieved positive cash flow provided by operations in the amount of $725,134, compared to a ($794,318) cash deficit from operations in FYE 2005. Furthermore, during Fiscal Year Ending, June 30, 2006, the Company restructured its debt and equity portfolio, refinancing note payables and paying off a revolving line of credit from its net proceeds of issuing 3,636,364 shares of restricted common stock. The total net proceeds to the company from this sale were approximately $4,570,000. The Company anticipates a comparative reduction in interest costs by approximately $800,000 during Fiscal Year Ending, June 30, 2007.

In addition, the Company believes that cash flow from new business development and renewed contracts, as well as a reduction of liabilities from $8,772,879 to $3,344,826 combined with access to a $1.9 million revolving line of credit will provide the funds necessary to operate, and will allow the Company to fund its currently anticipated working capital, capital spending and debt service requirements during the year ended June 30, 2007.

For the year ended, June 30, 2006, the Company experienced a surge in revenue. The 95% increase in total comparative revenue, including seven new Supply Chain Profit Link business contracts that were initiated in 2006, the Company's anticipated release of SR5, and 2 new significant enhancements to existing products will provide current and future operating cash flows. The Company believes that anticipated revenue growth will allow the Company to meet its minimum operating cash requirements for Fiscal Year 2007. The financial statements do not reflect any adjustments should the Company's operations not be achieved.

Although the Company anticipates that it will meet its working capital requirements primarily through increased revenue, pay-downs on debt and other liabilities while controlling costs there can be no assurances that the Company will be able to meet its working capital requirements. Should the Company desire to raise additional equity or debt financing, there are no assurances that the Company could do so on acceptable terms.

3.       Receivables
         -----------

Trade accounts receivable consist of the following at June 30, 2006 and 2005:

                                                                                   2006            2005
                                                                                   ----            ----
         Trade accounts receivable                                                 $229,514        $383,214
         Allowance for doubtful accounts                                           (126,324)        (56,000)
                                                                               -------------    ------------
                                                                                   $103,190        $327,214
                                                                               =============    ============

Unbilled receivables consists of amounts due under contractual arrangements as of June 30, 2006 for which invoices were sent subsequent to June 30, 2006.

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  -------------------------------------------

4.       Property and Equipment
         ----------------------

Property and equipment are stated at cost and consist of the following at June 30, 2006 and 2005:

                                                                                2006               2005
                                                                          --------------     --------------
         Computer equipment                                               $    1,455,396     $    1,408,546
         Furniture and equipment                                                 207,251            207,251
         Leasehold improvements                                                   85,795             85,795
                                                                          --------------     --------------
                                                                               1,748,442          1,701,592
         Less accumulated depreciation and amortization                       (1,663,701)        (1,592,080)
                                                                          --------------     --------------
                                                                          $       84,741     $      109,512
                                                                          ==============     ==============


5.       Capitalized Software Costs
         --------------------------

Capitalized software costs consists of the following at June 30, 2006 and 2005:
                                                                                2006               2005
                                                                          -------------      -------------
         Capitalized software costs                                       $   1,677,234      $   1,063,516
         Less accumulated amortization                                         (997,047)          (731,167)
                                                                          -------------      -------------
                                                                          $     680,187      $     332,349
                                                                          =============      =============

Estimated aggregate amortization expenses for each of the next five years is as follows:


         Year ending June 30:
             2007                                            $       66,470
             2008                                                   153,429
             2009                                                   153,430
             2010                                                   153,429
             2011                                                   153,429
                                                             --------------
                                                             $      680,187
                                                             ==============


6.       Accrued Liabilities
         -------------------

Accrued liabilities consist of the following at June 30, 2006 and 2005:
                                                                                   2006             2005
                                                                               ------------     -----------
         Accrued                                                               $    110,717     $   112,722
         vacation
         Other accrued liabilities                                                   55,160          32,684
         Accrued compensation                                                        59,185         156,300
         Accrued board compensation                                                   5,000          15,000
                                                                               -------------    ------------
                                                                               $    230,062     $   316,706
                                                                               =============    ============

7.       Related Party Line of Credit
         ----------------------------

In February 2006 the Company arranged an unsecured, revolving line of credit with Riverview Financial Corp, a wholly owned affiliate of the Company's CEO. The line bears interest at 12% with a fee for advances, and is repaid as funds availability permits. The line of credit expires on June 15, 2007. The limit on this line of credit is $800,000; there was no balance due at June 30, 2006.

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  -------------------------------------------

8.       Derivative Liability
         --------------------

In conjunction with raising capital through the issuance of convertible debt, the Company has issued various warrants that have registration rights for the underlying shares. As the contracts must be settled by the delivery of registered shares and the delivery of the registered shares is not controlled by the Company, pursuant to EITF 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's own Stock," the net value of the warrants at the date of issuance was recorded as a derivative liability on the balance sheet as of June 21, 2006 $ 455,111 and the change in fair value from the date of issuance to June 30, 2006 has been included as a loss on derivative liability in the amount of $ 34,513 reflected on the Consolidated Statement of Operations. The total derivative liability as of June 30, 2006 was $489,624.

9.       Long-Term Notes Payable and Capital Lease Obligations
         -----------------------------------------------------

The Company had the following long-term notes payable and capital lease obligations at June 30, 2006 and 2005:

                                                                               2006               2005
                                                                           -------------      -------------
         Note payable to a Bank bearing interest at 6.7%, due
           March 31, 2008, secured by a certificate of deposit
           issued by the same bank in and held in the name of
           Riverview Financial Corp., net of discount of $97,404           $   1,842,596      $           -

         Note payable to Riverview bearing interest at 12%
           compounding, due July 31, 2007, unsecured, net of
           discount of $122,992                                                        -          3,173,414

         Capital lease obligation on computer equipment, due in
           monthly installments of $3,303 decreasing through
           December 2007, imputed interest rates of 10.9%                         21,722             25,286
                                                                           -------------      -------------
                                                                               1,864,318          3,198,700
         Less current portion of capital lease obligations                       (16,774)           (23,159)
                                                                           -------------      -------------
                                                                           $   1,847,544      $   3,175,541
                                                                           =============      =============

Maturities of long-term debt and capital lease obligations at June 30, 2006 are as follows:

         Year ending June 30:
                2007                                          $       16,774
                2008                                               1,847,544
                                                              --------------
                                                              $    1,864,318
                                                              ==============

Capital Leases: Amortization expense related to capitalized leases is included in depreciation expense and was $29,350 and $25,926 for the years ended June 30, 2006 and 2005, respectively. Accumulated depreciation was $88,159 at June 30, 2006. This amortized depreciation expenses relates to $122,825 of equipment purchased under capital lease agreements of which $54,908 is still under capital lease at June 30, 2006.

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  -------------------------------------------

10.      Deferred Revenue
         ----------------

Deferred revenue consisted of the following at June 30, 2006 and 2005:

                                                                               2006               2005
                                                                           -------------      -------------
         License Sales                                                     $      17,817      $      17,817
         Consulting Services                                                     118,020             18,950
         Maintenance and Support                                                 512,849            846,658
                                                                           -------------      -------------
                                                                           $     648,686      $     883,425
                                                                           =============      =============
11.      Income Taxes
         ------------

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax liabilities consists of the following components as of June 30, 2006 and 2005:

                                                                 2006                      2005
                                                           ---------------           ---------------
Deferred tax assets:
      NOL Carryover                                        $     2,032,290           $     4,250,000
      Depreciation                                                  58,260                    52,000
      Allowance for Bad Debts                                       57,655                    22,000
      Accrued Expenses                                             296,165                   389,000

Deferred tax liabilities
Valuation allowance                                             (2,444,370)               (4,713,000)
                                                           ---------------            --------------
Net deferred tax asset                                     $             -            $            -
                                                           ===============            ==============

The income tax provision differs form the amounts of income tax determined by applying the US federal income tax rate to pretax income from continuing operations for the years ended June 30, 2006 and 2005 due to the following:
                                                                 2006                      2005
                                                           ---------------           ---------------
Book Income                                                $       543,310           $    (1,329,000)
Stock for Services                                                 128,960
Life Insurance                                                      34,220
Meals and Entertainment                                              5,065
NOL Utilization                                                   (711,555)
Other                                                                                         31,000
Valuation allowance                                                      -                 1,298,000
                                                           ---------------           ---------------
                                                           $             -           $             -
                                                           ===============           ===============

                     PARK CITY GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements
                  -------------------------------------------

At June 30, 2006, the Company had net operating loss carryforwards of approximately $5,200,000 that may be offset against future taxable income from the year 2006 through 2026. No tax benefit has been reported in the June 30, 2006 consolidated financial statements since the potential tax benefit is offset by a valuation allowance of the same amount.

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years.


12.      Supplemental Disclosure of Cash Flow Information
         ------------------------------------------------

Interest paid during the years ended June 30, 2006 and 2005 was $1,177,320 and $460,085, respectively. No income taxes were paid during the years ended June 30, 2006 or 2005.

Non-Cash Transactions Disclosure
                                                                     2006              2005
                                                                 ------------      --------------
         Common stock issued for debt refinancing                $     15,750          $15,750
         Common stock issued for debt conversion                 $  3,473,606          $     -
         Property and Equipment purchased by capital lease       $     24,703          $35,345

13.      Commitments and Contingencies
         -----------------------------

Operating Leases.
-----------------
Under terms originally entered into in September 1998 for office space the Company is currently paying $10,500 on a month-to-month basis. Total rent expense under this agreement for each of the years ended June 30, 2006 and 2005 was $122,000 and $114,000, respectively. The Company is currently negotiating a new office space lease agreement at another location.

The Company has entered into a lease at 3160 Pinebrook Drive, Park City, UT, 84098 and anticipates relocating to the new facility on or about November 1, 2006, possession to be determined by timing of build-out of leasehold improvements. The Company will lease approximately 10,000 square feet for a period of 3 years, with an option to renew for an additional 3 year increments. Monthly rent is $11,438 with annual increases of 3%.

14.      Employee Benefit Plan
         ---------------------

The Company offers an employee benefit plan under Benefit Plan Section 401(k) of the Internal Revenue Code. Employees who have attained the age of 21 are eligible to participate. The Company, at its discretion, matches 50% of the first 4% of each employee's contributions. The company currently does not match employee contributions. There were no expenses for the years ended June 30, 2006 and 2005.

15.      Stock Compensation Plans
         ------------------------

Stock in Lieu of Cash Compensation. Beginning October 1, 2002, officers and management of the Company received a portion of their compensation in common stock of the Company. The number of shares was calculated based on the fair value of the shares at the end of each payroll period, with a floor price of $2.50 per share. During the year ended June 30, 2006 46,893 shares were issued with a fair value of $139,473.

Officers and Directors Stock Compensation. In February 2004 to be effective January 2004, the Board of Directors approved the following compensation for directors who are not employed by the Company.

         o Annual cash compensation of $10,000 payable at the rate of $2,500 per quarter. The Company has the right to pay this amount in the form of shares of common stock of the Company.

         o Annual options to purchase $20,000 of the Company restricted common stock at the market value of the shares on the date of the grant, which is to be the first day the stock market is open in January of each year.

         o Reimbursement of all travel expenses related to performance of Directors duties on behalf of the Company.

As of June 30, 2006 there were outstanding to directors fully vested options outstanding to purchase 53,334 common shares at $2.00 to $7.00 per share, and expiring at various dates through January 2008.

Officers, Key Employees, Consultants and Directors Stock Compensation

In January 2000, the Company entered into a non-qualified stock option & stock incentive plan. Officers, key employees, consultants and directors of the Company are eligible to participate. The maximum aggregate number of shares which may be granted under this plan was originally 20,000 and was subsequently amended to 40,000 on March 8, 2000. The plan is administered by a Committee. The exercise price for each share of common stock purchasable under any incentive stock option granted under this plan shall be not less than 100% of the fair market value of the common stock, as determined by the stock exchange on which the common stock trades on the date of grant. If the incentive stock option is granted to a shareholder who possesses more than 10% of the Company's voting power, then the exercise price shall be not less than 110% of the fair market value on the date of grant. Each option shall be exercisable in whole or in installments as determined by the Committee at the time of the grant of such options. All incentive stock options expire after 10 years. If the incentive stock option is held by a shareholder who possesses more than 10% of the Company's voting power, then the incentive stock option expires after five years. If the option holder is terminated, then the incentive stock options granted to such holder expire no later than three months after the date of termination. For options holders granted incentive stock options exercisable for the first time during any fiscal year and in excess of $100,000 (determined by the fair market value of the shares of common stock as of the grant date), the excess shares of common stock shall not be deemed to be purchased pursuant to incentive stock options.

A schedule of the options and warrants at June 30, 2006 is as follows:

                                                                       Number of                Price per
                                                                Options        Warrants           Share
                                                                -------        --------           -----
                          Outstanding at July 1, 2004            66,181        1,437,224        $1.50-37.50
                                              Granted            85,980          128,571         $1.50-3.50
                                            Exercised                 -                -                  -
                                               Called                 -                -                  -
                                            Cancelled           (21,020)         (10,500)        $1.50-4.00
                                              Expired           (22,210)        (611,465)       $2.00-37.50
                                                               --------        ---------        -----------

                         Outstanding at June 30, 2005           108,931          943,830         $1.50-7.00
                                              Granted            13,334          261,818         $3.00-3.65
                                            Exercised                 -         (58,572)              $2.00
                                               Called                 -                -                  -
                                            Cancelled                 -                -                  -
                                              Expired           (28,977)        (250,239)        $1.50-4.00
                                                               --------        ---------         ----------

                         Outstanding at June 30, 2006            93,288          896,837         $1.50-7.00
                                                               ========        =========         ==========

16.      Related Party Transactions
         --------------------------

In March 2006, the Company obtained a Note Payable from a bank in the amount of $1,940,000. Riverview Financial Corporation (Riverview), a wholly owned affiliate of the Company's CEO, currently is the guarantor on this note payable and receives a fee of 3% of the outstanding balance of the note payable as consideration for the guarantee. See note 9.

The Company has a revolving Line of Credit with Riverview to cover short term cash needs pursuant to a promissory note payable. The credit facility has a maximum draw amount of $800,000 and bears interest at 12% with a fee for advances. Repayments are made as funds are available, with a due date of June 15, 2007. See note 7.

The Company had a note payable to Riverview Financial Corporation (Riverview), in the principal amount of $3,296,406 at June 30, 2005 with accrued interest of $841,995. In March 2006 the note payable and accrued interest of $294,334 were converted to 1,324,693 shares of common stock. See Note 12.

Riverview had loaned the Company $345,000 under a note payable bearing interest at 18% and an extended due date of December 2006. The loan was retired with cash proceeds from a note payable funding from a bank in March 2006.

17.      Subsequent Events
         -----------------

In July 2006, the Company filed an amendment to its articles of incorporation in the state of Nevada in order to effect a 1-for-50 reverse split and reduce the number of common shares authorized from 500,000,000 to 50,000,000. The split had an effective date of August 11, 2006. See exhibit 3.4 incorporated herein by reference. All references to common stock have been retroactively restated. In

September 2006, the Company entered into a lease at 3160 Pinebrook Drive, Park City, UT, 84098 and anticipates relocating to the new facility on or about November 1, 2006, possession to be determined by timing of build-out of leasehold improvements. The Company will lease approximately 10,000 square feet for a period of 3 years, with an option to renew for an additional 3 year increments.

18.      Recent Accounting Pronouncements
         --------------------------------

In December 2004, the FASB issued SFAS No. 123R (revised 2004) "Share-Based Payment." SFAS No. 123R requires employee stock-based compensation to be measured based on the grant-date fair value of the awards and the cost to be recognized over the period during which an employee is required to provide service in exchange for the award. The Statement eliminates the alternative use of Accounting Principles Board (APB) No. 25's intrinsic value method of accounting for awards, which is the company's accounting policy for stock options. See Note 1 to the Consolidated Financial Statements for the pro forma impact of compensation expense from stock options on net earnings and earnings per share. SFAS No. 123R is effective for the Company's fiscal year beginning July 1, 2006. The company will adopt the provisions of SFAS No. 123R on a prospective basis. The financial statement impact will be dependent on future stock-based awards and any unvested stock options outstanding at the date of adoption.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Correction - a replacement of APB No. 20 and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements." SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions.

In March 2005, the FASB issued FASB Interpretation No. 47 (FIN 47) "Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143." This Interpretation clarifies that a conditional retirement obligation refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The liability should be recognized when incurred, generally upon acquisition, construction or development of the asset. FIN 47 is effective no later than the end of the fiscal years ending after December 15, 2005. The Company is in the process of evaluating the impact of FIN 47 but does not expect the adoption to have a material impact on the financial statements.

On July 13, 2006, the Financial Accounting Standards Board issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (" FIN 48")", which sets forth a specific recognition threshold and measurement method for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return. The effective date of FIN 48 is for fiscal years beginning after December 15, 2006. The Company has not completed an assessment of the impact of FIN 48 on its financial statements.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

         Our Articles of Incorporation, as amended and restated, provide to the fullest extent permitted by the General Corporation Law of the State of Nevada, that our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended and restated, is to eliminate our rights and our shareholders lights (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

         Our By Laws also provide that the Board of Directors may also authorize us to indemnify our employees or agents, and to advance the reasonable expenses of such persons, to the same extent, following the same determinations, and upon the same conditions as are required for the indemnification of, and advancement of, expenses to our directors and officers. As of the date of this Registration Statement, the Board of Directors has not extended indemnification rights to persons other than directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

         We estimate that our expenses in connection with this registration statement will be as follows:

         Securities and Exchange Commission registration fee        $ 1,500
         Legal fees and expenses                                     35,000
         Accounting fees and expenses                                15,000
         Miscellaneous                                                3,500
                                                                    -------
                                    Total                           $55,000
                                                                    =======

Item 26. Recent Sales of Unregistered Securities

         The Company issued shares of common stock in the following described transactions during the last three full fiscal years.


         o In August 2002, we issued 251,333 shares to the CEO of the Company, two members of the Board of Directors and Andersen Weinroth & Co., LP per antidilution agreements. This antidilution decreased the effective price of their original investment to $4.35

         o In November 2002, we issued 256,286 shares to the CEO of the Company, two members of the Board of Directors and Andersen Weinroth & Co., LP per antidilution agreements. This antidilution decreased the effective price of their original investment to $3.05

         o In December 2002, as consideration for extension of payment on the Note Payable to Riverview Financial Corporation ("Riverview"), the majority shareholder of the Company , the Company issued 140,000 shares of common stock at $2.50 per share to Riverview. The CEO of the Company is also majority owner and CEO of Riverview.

         o In December 2002 the Company obtained a $2,000,000 note payable funding from a shareholder, Whale Investments LTD, a $250,000 advance from Riverview and a credit facility of $200,000 from Riverview. The Company issued 76,190 shares of common stock at $2.00 per share to Whale Investments, LTD as a fee for the financing, and issued 17,143 shares of common stock at $1.00 per share to Riverview in connection with the financing.

         o In May 2003 we issued 6,998 shares of common stock to Peter Wellman and Stuart Silverman for consulting services associated with the development of the Company's business plan these services were valued at $24,493.

         o In June 2003 we issued 91,501 shares of common stock to officers and members of management in lieu of cash compensation of $228,752. These shares included 15,000 to the CEO and 9,000 to a director in his capacity of Acting CFO.

         o In June 2003 we issued 31,500 shares at $2.85 per share in settlement of a claim with Jonathon Eichner arising from the Reorganization with Amerinet Group.com, Inc. ("Amerinet") in June 2001.

         o In September 2003 we issued 10,500 shares at $3.65 per share in settlement of a lawsuit with Debra Elenson arising from the Reorganization with Amerinet in June 2001.

         o In September 2003 we issued 2,000 shares of common stock to Edward Elenson for Public Relations consulting services valued at $7,300.

         o In October 2003 we issued 34,774 shares of common stock to certain directors, an officer and other accredited investors in connection with the extension of the Bridge Loan notes payable. This 10% fee was valued at $86,933.

         o In October 2003 we issued 2,000 shares of common stock to Edward Elenson for Public Relations consulting services valued at $7,300.

         o In October 2003 we issued 25,000 shares of common stock to Robin Campbell and attorney for Adorno & Yoss LLP as payment of legal fees of $37,523.

         o In November 2003 we issued 20,000 shares of common stock to Edward Clissold for legal services valued at $94,763.

         o In November 2003 we issued 2,000 shares of common stock were to Edward Elenson for Public Relations consulting services valued at $7,300.

         o In November 2003 we issued 20,003 shares of common stock to employees in lieu of cash compensation of $30,004.

         o In November 2003 we issued 34,774 shares of common stock to certain directors, an officer and other accredited investors in connection with the extension of the Bridge Loan notes payable. This 10% fee was valued at $86,933.

         o In December 2003 we issued 2,000 shares of common stock were issued to Edward Elenson for Public Relations consulting services valued at $7,300.

         o In December 2003 we issued 314,286 shares of common stock to Riverview Financial Corporation ("Riverview") for conversion of $1,100,000 of outstanding accrued interest at a price of $3.50 per share. A new note was signed for the remaining accrued interest and original principal balance.

         o In January 2004, we granted options to board members to purchase 10,000 shares of common stock each. These warrants carry an exercise price of $2.00 and expire January 1, 2007 or 90 days from termination of director status.

         o In January 2004 we issued 3,360 shares of common stock to Coast to Coast Group for Investor Relations services valued at $6,720.

         o In January 2004 we issued 2,000 shares of common stock to Edward Elenson for Public Relations consulting services valued at $7,300.

         o In January 2004 we issued 37,922 shares at $2.00 per share in settlement of a lawsuit with Leonard Tucker arising from the Reorganization with Amerinet in June 2001.

         o In February 2004 we issued 11,250 shares of common stock to the CEO in lieu of cash compensation of $29,167.

         o In February 2004 we issued 2,000 shares of common stock to Edward Elenson for Public Relations consulting services valued at $7,300.

         o In February 2004 we issued 8,293 shares of common stock to employees in lieu of cash compensation of $25,175.

         o In February 2004 we issued 28,978 shares of common stock to certain directors, an officer and other accredited investors in connection with the extension of the Bridge Loan notes payable. This 10% fee was valued at $86,933.

         o In February 2004 we issued 1,320 shares of common stock to Coast to Coast Group for Investor Relations consulting services valued at $3,960.

         o In March 2004 we issued 2,320 shares of common stock to Coast to Coast Group for Investor Relations consulting services valued at $15,240.

         o In March 2004 we issued 3,368 shares of common stock to board members in lieu of cash compensation of $16,000.

         o In March 2004 we issued 1,738 shares of common stock to Kies Consulting for sales channel consulting services valued at $10,600.

         o In March 2004 we issued 159,333 shares of common stock at $2.00 to certain directors and an officer as exercise of options. These shares included 40,000 to Riverview.

         o In March 2004 we issued 21,856 and 8,742 for conversion of a note payable with Goodman Family Ventures of $76,496 and a note payable with an accredited investor of $30,598, respectively.

         o In March 2004 we issued 52,176 shares of common stock to officers and members of management in lieu of cash compensation of $120,833. These shares included 1,435 to the CEO and 12,685 to the CFO.

         o In April 2004 we issued 4,500 shares of common stock to Robin Campbell an attorney with Adorno & Yoss LLP for payment of legal fees of $19,091.

         o In April 2004 we issued 1,320 shares of common stock to Coast to Coast Group for Investor Relations consulting services valued at $7,920.

         o In April 2004 we issued 287,085 shares of common stock ($3.50 per share) to certain directors, an officer and other accredited investors as conversion of the Bridge Loan notes payable into common stock. As part of the conversion agreement 97,057 shares were surrendered the quarterly extension fees, which had previously been issued October 2003, November 2003 and February 2004.

         o In May 2004 we issued 7,174 shares of common stock to employees in lieu of cash compensation of $29,266.

         o In May 2004 we issued 1,320 shares of common stock to Coast to Coast Group for Investor Relations consulting services valued at $5,940.

         o In June 2004 we issued 1,320 shares of common stock to Coast to Coast Group for Investor Relations consulting services valued at $5,280.

         o In June 2004 we issued 12,177 shares of common stock to officers and members of management in lieu of cash compensation of $62,500. These shares included 2,435 to the CEO and 2,435 to the CFO.

         o In June 2004 we issued 49,600 shares of common stock ($3.50 per share) to Riverview for extension and re-subordination of the Riverview Note Payable.

         o In July 2004 we issued 20,000 shares of common stock ($3.50 per share) to Triplenet Investments, Ltd, a sister company to Whale Investments, Ltd..as consideration for extension of payment on the Note Payable to Whale Investments to December 2005. At the time of the extension the note payable was assigned to Triplenet Investments, Ltd.

         o In July 2004 we granted options to purchase 25,000 shares of common stock to members of management. These options carry an exercise price of $1.50 and expire July 18, 2013 or 90 days from termination of employment.

         o In August 2004 we issued 10,725 shares of common stock to employees in lieu of cash compensation of $28,150.

         o In September 2004 we issued 48,780 shares of common stock to board members in lieu of cash compensation of $170,167.

         o In September 2004, we granted options to purchase 7,950 shares of common stock to employees. The options have a two year vesting period and carry an exercise price of $2.50. The options expire September 12, 2013 or 90 days from termination of employment.

         o In November 2004 we issued 6,600 shares of common stock to Coast to Coast Group for Investor Relations consulting services valued at $19,800.

         o In December 2004 we issued 4,500 shares of common stock ($3.50 per share) as consideration for extension of payment on the Note Payable to Riverview Financial until December 2005.

         o In December 2004 we issued 42,857 shares of common stock ($3.50 per share) to an James Horton as part of a private purchase agreement. As part of the private purchase agreement we also issued Mr. Horton a warrant to purchase 128,571 shares of common stock at an exercise price of $3.50, this warrant expires August 28, 2009.

         o In December 2004 we issued 2,619 shares of common stock to board membersin lieu of cash compensation of $9,167.

         o In January 2005, we granted options to board members to purchase 5,000 shares of common stock each. These warrants carry an exercise price of $4.00 and expire January 1, 2007 or 90 days from termination of director status.

         o In January 2005 we issued 41,300 shares of common stock ($4.00 per share) to settle lawsuit with Calvo family interests arising from the Reorganization with Amerinet in June 2001.

         o In February 2005 we issued 28,934 shares of common stock to members of management in lieu of cash compensation of $93,750. This included 8,462 shares to the CEO and 3,025 shares to the CFO.

         o In February 2005 we issued 6,400 shares of common stock to Jonathan Eichner for Public Relations consulting services valued at $16,000.

         o In June 2005 we issued 47,722 shares to employees in lieu of cash compensation of $93,430.

         o In June 2005 we issued 35,276 shares to management in lieu of cash compensation $76,092. This included 9,861 shares to the CEO and 2,257 shares to the CFO.

         o In July 2005 we granted options to purchase 16,420 shares of common stock to members of management per employment agreements. The options carry an exercise price of $3.50 and expire July 7, 2015 or 90 days from termination of employment.

         o In July 2005 we issued 1,320 shares to Coast to Coast Group for Investor Relations consulting services valued at $3,960.

         o In July 2005 we issued 3,115 shares per an anti-dilution agreement with the CEO. This dilution reduces the effective price per share of the CEO's cash investments to $3.05.

         o In August 2005 we issued 2,688 shares to Fields Management in lieu of cash compensation of $5,376.

         o In November 2005 we issued 14,667 shares of common stock to members of management in lieu of cash compensation of $30,017. This included 5,000 shares to the CEO and 1,000 shares to the CFO.

         o In November 2005, we issued 10,500 shares of common stock to board members in lieu of cash compensation of $22,500.

         o In January 2006, we issued 4,500 shares of common stock ($3.50 per share)to Riverview as consideration for extension of a note payable to December 2006.

         o In January 2006, we granted options to board members to purchase 6,667 shares of common stock each. These warrants carry an exercise price of $3.00 and expire January 1, 2008 or 90 days from termination of director status.

         o In February 2006, we issued 58,571 shares of common stock ($2.00 per share) to Riverview due to exercise of warrants.

         o In March 2006, we issued 2,500 shares of common stock to board members in lieu of cash compensation of $7,500.

         o In March 2006, we issued 18,097 shares of common stock to members of management in lieu of cash compensation of $58,333. This included 6,463 shares to the CEO and 3,877 shares to the CFO.

         o In March 2006, we issued 1,324,693 shares of common stock ($2.71 per share) to Riverview for conversion of a note payable of $3,179,263 and accrued interest of $294,334.

         o In April 2006, we issued 1,667 shares of common stock to board members in lieu of cash compensation of $5,000.

         o In April 2006, we issued 3,889 shares of common stock to members of management in lieu of cash compensation. This included 1,388 shares to the CEO and 833 shares to the CFO.

         o In April 2006, we issued 10,000 shares of common stock ($2.50 per share) to a Aaron Prevo for the vested portion of a signing bonus.

         o In June 2006, we issued 1,818,149 shares of common stock ($2.75) to accredited investors (see list of selling shareholders) in connection with a Placement Agreement.

         o In June 2006, we granted warrants to purchase 181,818 shares of common stock to employees (see list of selling shareholders) of Taglich Brothers, Inc. as part of a commission agreement for acting as Placement agent for the June 2006 placement. The warrants have an exercise price of $3.65 and expire on June 14, 2011.

         o In June 2006, we granted warrants to purchase 80,000 shares of common stock to William Dunlavy as compensation. The warrants have an exercise price of $3.25 and expire on June 30, 2011.


         All of the above offerings and sales were deemed to be exempt under Rule 506 of Regulation D and/or Section 4(s) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities.

Item 27. Exhibits.

         The following exhibits are filed as part of this registration statement. Exhibit numbers correspond to the exhibit requirements of Regulation S-B.

         Exhibit
         Number                          Description
         ------                          -----------

         2.1 Reorganization Agreement by and Among Amerinet.com, Inc., Randall K. Fields and Riverview Financial Corp. (1) 2.2 First Amendment to Reorganization Agreement (1) 2.3 Second Amendment to Reorganization Agreement (1)
         3.1      Article Of Incorporation (2)
         3.2      Certificate Of Amendment (3)
         3.3      Bylaws (2)
         3.4      Certificate of Amendment (4)
         10.1     Warrant To Purchase Common Stock, Dated November 12, 2002 (5)
         10.2     Securities Purchase Agreement
         10.3     Placement Agent Agreement (6)
         10.4     Warrant To Purchase Common Stock, Dated June 14, 2006
         10.6     Software License Agreement(7)
         10.7     Consulting Services Agreement(7)
         10.8     Right Of First Offer Agreement(7)
         10.9     Warrant To Purchase Common Stock, Dated August 12, 2002 (8)
         10.10    Amended Employment Agreement Randall K. Fields (9)

         10.11    Services Agreement with Fields Management, Inc. (9)
         10.12    Commercial Real Estate Lease - Pinebrook (4)
         10.13    Warrant to Purchase Common Stock, Dated June 30, 2006 (4)
         10.14 Accord and Satisfaction of an Employment Agreement with William Dunlavy (9)
         10.15    Employment Agreement with William Dunlavy (9)
         14.1     Code of Ethics (10)
         23.1     Consent of HJ & Associates, LLC


         (1) Incorporated by reference from our Form 8-K dated June 13, 2001.
         (2) Incorporated by reference from our Form DEF 14C dated June 5, 2002.
         (3) Incorporated by reference from our Form 10-QSB for the year ended Sept 30, 2005.
         (4) Incorporated by reference from our Form 10-KSB dated September 29, 2006.
         (5) Incorporated by reference from our Form 8-K dated November 27,
             2002.
         (6) Incorporated by reference from our Form 8-K dated June 14, 2006.
         (7) Incorporated by reference from our Form 8-K dated August 05, 2005.
         (8) Incorporated by reference from our Form 8-K dated August 16, 2002.
         (9) Incorporated by reference from our Form 10KS/A dated October 13, 2006.
         (10) Incorporated by reference from our Form 10-QSB dated November 10, 2005.


Item 28. Undertakings.

The undersigned small business issuer hereby undertakes with respect to the securities being offered and sold in this offering:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

   (a) Include any prospectus required by Section 10(a)(3) of the Securities
       Act;

   (b) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (c) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification by the undersigned small business issuer for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in Park City, State of Utah on October 20, 2006.

                                         PARK CITY GROUP, INC.


                                         By: /s/ Randall K. Fields
                                         -------------------------------------
                                         Randall K. Fields
                                         Principal Executive Officer, CEO

                                         By:  /s/ William Dunlavy
                                         -------------------------------------
                                         William Dunlavy
                                         Principal Financial Officer and
                                         Principal Accounting Officer, CFO


         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                 Title                                 Date
------------------------- ------------------------------------- ----------------

/s/ Randall K. Fields     CEO and Director                      October 20, 2006
-----------------------
Randall K. Fields

/s/ Thomas W. Wilson      Director and Compensation             October 20, 2006
-----------------------   Committee Chair
Thomas W. Wilson

/s/ Edward C. Dmytryk     Director and Audit Committee Chair    October 20, 2006
-----------------------
Edward C. Dmytryk